EXHIBIT 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

As further discussed in Note 4 (Basis of Preparation) to our audited consolidated financial statements (“Consolidated Financial Statements”) filed as Exhibit 99.3 to our Form 8-K filed on September 11, 2009 (the “Conforming Form 8-K”) with the Securities and Exchange Commission, the selected financial data below reflects our retrospective application of Statement of Financial Accounting Standards No. 160 (“SFAS No. 160”), “Non-controlling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51” as though we adopted SFAS No. 160 as of January 1, 2004. The financial information contained in the discussion below only reflects such retrospective application described in Note 4 of the Consolidated Financial Statements and does not reflect events occurring after March 2, 2009, the date of filing our Form 10-K for the year ended December 31, 2008, or modify or update these disclosures that may have been affected by subsequent events.

Overview

We are the world’s largest commercial real estate services firm, based on 2008 revenue, with leading full-service operations in major metropolitan areas throughout the world. We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other types of commercial real estate. As of December 31, 2008, we operated more than 300 offices worldwide, excluding affiliate offices, with over 30,000 employees providing commercial real estate services under the “CB Richard Ellis” brand name and development services under the “Trammell Crow” brand name. Our business is focused on several service competencies, including commercial property and corporate facilities management, tenant representation, property/agency leasing, property sales, valuation, real estate investment management, commercial mortgage origination and servicing, capital markets (equity and debt) solutions, development services and proprietary research. We generate revenues from contractual management fees and on a per project or transactional basis. In 2006, we became the first commercial real estate services company included in the S&P 500. In both 2007 and 2008, we were included on both the Fortune list of Fastest Growing U.S. Companies and the Business Week list of 50 “Best in Class” companies across all industries. In 2008, we also became the first commercial real estate services company in the Fortune 500.

When you read our financial statements and the information included in this section, you should consider that we have experienced, and continue to experience, several material trends and uncertainties that have affected our financial condition and results of operations that make it challenging to predict our future performance based on our historical results. We believe that the following material trends and uncertainties are most crucial to an understanding of the variability in our historical earnings and cash flows and the potential for such variances in the future:

Macroeconomic Conditions

Economic trends and government policies directly affect our operations as well as global and regional commercial real estate markets generally. These include: overall economic activity and employment growth, interest rate levels, the availability of credit to finance transactions and the impact of tax and regulatory policies. Recently, concerns over the availability and cost of credit, the U.S. mortgage market, a declining real estate market in the United States, unemployment, the prospects of a global recession and geopolitical issues have contributed to increased volatility and diminished expectations for the economy and the credit, mortgage and real estate markets. Periods of economic slowdown or recession, significantly rising interest rates, a declining employment level, a declining demand for real estate or the public perception that any of these events may occur, has affected and may continue to negatively affect the performance of many of our business lines. Weak economic conditions have resulted and may continue to result in a general decrease in transaction activity and declines in rents and property values, which, in turn, has reduced and may continue to reduce revenue from property management fees and from brokerage commissions derived from property sales and leases. In addition, these challenging economic conditions could lead to continued declines in funds invested in commercial real estate and related assets. A sustained economic downturn and the absence of reasonably priced debt financing has reduced and may continue to reduce the amount of loan originations and related servicing by our commercial mortgage brokerage business.

Adverse changes in economic conditions have and would also continue to affect our compensation expense, which is structured to decrease in line with any decrease in revenues. Compensation is our largest expense and the sales and leasing professionals in our largest line of business, advisory services, generally are paid on a commission and bonus basis that correlates with our revenue performance. As a result, the negative effect on our operating margins during difficult market conditions is partially mitigated. In addition, in circumstances when economic conditions are particularly severe, our management can look to improve operational performance by reducing discretionary bonuses, curtailing capital expenditures, adjusting overall staffing levels and implementing other measures to cut operating expenses. Notwithstanding these approaches, adverse global and regional economic changes remain one of the most significant risks to our financial condition and results of operations.

Beginning in 2003, economic conditions in the Americas, our largest segment in terms of revenue, rebounded from the economic downturn in 2001 and 2002. The recovery, which positively impacted the commercial real estate market generally, continued through the second quarter of 2007, helping to improve our Americas segment’s revenue, particularly leasing and sales revenue. Since the third quarter of 2007, U.S. economic activity has progressively weakened due initially to stresses in the residential housing and financial sectors along with sharply rising energy costs. The slowing economic activity worsened into a recession affecting virtually all segments of the economy in 2008 as both consumer and business spending dropped sharply. The economic and capital market stresses led to a severe global financial disruption in 2008. This disruption caused a freezing up of credit markets, pervasive loss of investor confidence and significant devaluation of assets of all types, from the riskiest to the most secure. These conditions also caused increasingly negative job growth throughout 2008, and a deepening economic contraction in the second half of 2008. This resulted in an accelerating decline in leasing activity and space absorption, rising vacancy rates and decreasing rents across the United States. U.S. investment sales activity also began falling sharply from peak levels in the second half of 2007 and remained weak throughout 2008. This decline reflected an absence of debt financing and growing investor reluctance to commit to purchase property in the face of market uncertainty. These deteriorating conditions also adversely affected our Development Services and Global Investment Management businesses in the United States throughout 2008 as property values decreased sharply and disposition opportunities were markedly reduced. A rebound of our U.S. sales, leasing, Global Investment Management and Development Services businesses will depend upon credit markets returning to more normalized conditions, and the U.S. economy resuming its growth.

The weakening capital markets trend experienced in the United States began to manifest in the United Kingdom in late 2007, and in continental Europe beginning in early 2008. As a result, investment sales and investment management activities in Europe worsened progressively throughout 2008. The major European economies also entered into a recession in 2008 resulting in lower levels of leasing activity throughout 2008. The markets in Asia Pacific also began to experience increasingly more severe effects from the global credit market difficulties and worldwide economic slowdown, as reflected in lower investment sales and leasing activity in 2008.

Leverage

We borrowed approximately $2.1 billion under our senior secured term loan facilities in December 2006 to finance our acquisition of Trammell Crow Company. On March 27, 2008, we exercised the accordion provision of our Credit Agreement, which added an additional $300.0 million term loan. As a result, we are highly leveraged and have significant debt service obligations. As of December 31, 2008, our total debt, excluding notes payable on real estate, was $2.3 billion and our interest expense for the year ended December 31, 2008 was $167.2 million.

Although our management believes that the incurrence of long-term indebtedness has been important in the development of our business, including facilitating our acquisitions of Insignia and Trammell Crow Company, the cash flow necessary to service this debt is not available for other general corporate purposes, which may limit our flexibility in planning for, or reacting to, changes in our business and in the commercial real estate services industry. Our management seeks to mitigate this exposure both through the refinancing of debt when available on attractive terms and through selective early repayment and retirement of indebtedness. For example, in June 2006, we entered into a new $600.0 million revolving credit facility, which fully replaced our former credit agreement on more favorable terms. Additionally, we repaid $286.0 million of our senior secured term loans during the year ended December 31, 2007 and made net repayments of $183.9 million on our revolving credit facility during the year ended December 31, 2008. Our management generally expects to continue to look for opportunities to reduce our debt in the future.

Notwithstanding the actions described above, however, our level of indebtedness and the operating and financial restrictions in our debt agreements both place constraints on the operation of our business. Our credit agreement governing our term loans and revolving credit facilities (Credit Agreement) contains financial covenants that currently require us to maintain a minimum coverage ratio of interest of 2.25x and a maximum leverage ratio of EBITDA (as defined in our Credit Agreement) to total debt less available cash of 3.75x. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure that we will be able to meet those ratios when required. If our EBITDA continues to decline in future periods as it has in recent periods, we may be unable to comply with these financial covenants under our Credit Agreement. We actively managed our cost structure during 2008 and are continuing to further reduce costs in 2009. As a result, our 2009 projections show that we will be in compliance with the minimum coverage ratio and the maximum leverage ratio. If 2009 revenues are less than we have projected, we will take further actions within our control and believe that such actions would allow us to remain in compliance with our financial covenants. However, to provide ourselves with maximum flexibility, it is likely that we will approach our lenders to seek an amendment to our Credit Agreement. In addition, if we obtain an amendment to our Credit Agreement, our interest expense could increase.

Effects of Acquisitions

Our management historically has made significant use of strategic acquisitions to add new service competencies, to increase our scale within existing competencies and to expand our presence in various geographic regions around the world. For example, we enhanced our mortgage brokerage services through our 1996 acquisition of L.J. Melody & Company (now known as CBRE Capital Markets, formerly known as CBRE Melody) and we significantly increased the scale of our investment management business through our 1995 acquisition of Westmark Realty Advisors (now known as CB Richard Ellis Investors), our 1997 acquisition of Koll Real Estate Services and our 1998 acquisition of the London-based firm Hillier Parker May & Rowden. Our 2003 acquisition of Insignia Financial Group, Inc. (Insignia) significantly increased the scale of our real estate advisory services and outsourcing services business lines in our Americas segment and also significantly increased our presence in the New York, London and Paris metropolitan areas.

In December 2006, we completed our largest acquisition to date in acquiring Trammell Crow Company. The acquisition of Trammell Crow Company deepened our offering of outsourcing services for corporate and institutional clients, especially project and facilities management, strengthened our ability to provide integrated management solutions across geographies, and established people, resources and expertise to offer real estate development services throughout the United States.

Strategic in-fill acquisitions have also played a key role in expanding our geographic coverage and broadening and strengthening our service offerings. Our acquirees have generally been quality regional firms or niche specialty firms that complement our existing platform within a region, or affiliates in which, in some cases, we held an equity interest. We completed 16 acquisitions with an aggregate purchase price of approximately $181 million during 2008, primarily in the first half of the year. These included three notable acquisitions within our EMEA segment: the acquisition of Eurisko Consulting SRL, the largest independent commercial real estate services company in Romania, which extends our ability to deliver the premier commercial real estate services offering across Central and Eastern Europe; the acquisition of CB Richard Ellis Cederholm A/S, an affiliate company in Denmark, which significantly strengthens our platform in Scandinavia by giving us a wholly-owned position in one of the region’s most active property markets; and the acquisition of Espansione Commerciale, the market leader in shopping centre leasing and property management in Italy, which extends our international retail services capability in that region. In 2007, we completed 14 acquisitions with an aggregate purchase price of approximately $108 million.

Although our management believes that strategic acquisitions can significantly decrease the cost, time and commitment of management resources necessary to attain a meaningful competitive position within targeted markets or to expand our presence within our current markets, our management also believes that most acquisitions will initially have an adverse impact on our operating and net income, both as a result of transaction-related expenditures and the charges and costs of integrating the acquired business and its financial and accounting systems into our own. For example, through December 31, 2008, we incurred $200.9 million of transaction-related expenditures in connection with our acquisition of Insignia in 2003 (the Insignia Acquisition) and $196.6 million of transaction-related expenditures in connection with our acquisition of Trammell Crow Company in 2006. Transaction-related expenditures included severance costs, lease termination costs, transaction costs, deferred financing costs and merger-related costs, among others. We incurred our final transaction expenditures with respect to the Insignia Acquisition in the third quarter of 2004 and the Trammell Crow Company Acquisition in the fourth quarter of 2007. In addition, through December 31, 2008, we have incurred expenses of $41.9 million related to Insignia and $53.5 million related to Trammell Crow Company in connection with the integration of these companies’ business lines, as well as accounting and other systems, into our own. During the year ended December 31, 2008, we incurred $15.1 million related to the acquisitions of Insignia and Trammell Crow Company, as well as $1.3 million of integration expenses associated with other acquisitions completed in 2005 through 2008. We expect to incur total integration expenses relating to past acquisitions of approximately $7 million during 2009, which include residual integration costs associated with our acquisition of Trammell Crow Company as well as similar costs related to a strategic in-fill acquisition in 2006.

International Operations

We have made significant acquisitions of non-U.S. companies and we may acquire additional foreign companies in the future. As we increase our foreign operations through either acquisitions or organic growth, fluctuations in the value of the U.S. dollar relative to the other currencies in which we may generate earnings could adversely affect our business, financial condition and operating results. Our management team generally seeks to mitigate our exposure by balancing assets and liabilities that are denominated in the same currency and by maintaining cash positions outside the United States only at levels necessary for operating purposes. In addition, from time to time we enter into foreign currency exchange contracts to mitigate our exposure to exchange rate changes related to particular transactions and to hedge risks associated with the translation of foreign currencies into U.S. dollars. Due to the constantly changing currency exposures to which we are subject and the volatility of currency exchange rates, our management cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations.

Our international operations also are subject to, among other things, political instability and changing regulatory environments, which may adversely affect our future financial condition and results of operations. Our management routinely monitors these risks and related costs and evaluates the appropriate amount of resources to allocate towards business activities in foreign countries where such risks and costs are particularly significant.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect reported amounts. The estimates and assumptions are based on historical experience and on other factors that management believes to be reasonable. Actual results may differ from those estimates. We believe that the following critical accounting policies represent the areas where more significant judgments and estimates are used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements,” which has four basic criteria that must be met before revenue is recognized:

•	existence of persuasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed and determinable; and

•	collectibility is reasonably assured.

Our revenue recognition policies are consistent with these criteria. The judgments involved in revenue recognition include understanding the complex terms of agreements and determining the appropriate time to recognize revenue for each transaction based on such terms. Each transaction is evaluated to determine: (i) at what point in time revenue is earned, (ii) whether contingencies exist that impact the timing of recognition of revenue and (iii) how and when such contingencies will be resolved. The timing of revenue recognition could vary if different judgments were made. Our revenues subject to the most judgment are brokerage commission revenue and incentive-based management and development fees.

We record commission revenue on real estate sales generally upon close of escrow or transfer of title, except when future contingencies exist. Real estate commissions on leases are generally recorded in revenue when all obligations under the commission agreement are satisfied. Terms and conditions of a commission agreement may include, but are not limited to, execution of a signed lease agreement and future contingencies including tenant occupancy, payment of a deposit or payment of a first month’s rent (or a combination thereof). As some of these conditions are outside of our control and are often not clearly defined, judgment must be exercised in determining when such required events have occurred in order to recognize revenue.

A typical commission agreement provides that we earn a portion of a lease commission upon the execution of the lease agreement by the tenant, with the remaining portion(s) of the lease commission earned at a later date, usually upon tenant occupancy or payment of rent. The existence of any significant future contingencies results in the delay of recognition of corresponding revenue until such contingencies are satisfied. For example, if we do not earn all or a portion of the lease commission until the tenant pays its first month’s rent, and the lease agreement provides the tenant with a free rent period, we delay revenue recognition until rent is paid by the tenant.

Investment management and property management revenues are generally based upon percentages of the revenue or profit generated by the entities managed and are recognized when earned under the provisions of the related management agreements. Our Global Investment Management segment also earns performance-based incentive fees with regard to many of its investments. Such revenue is recognized at the end of the measurement periods when the conditions of the applicable incentive fee arrangements have been satisfied. With many of these investments, our Global Investment Management team has participation interests in such incentive fees. These participation interests are generally accrued for based upon the probability of such performance-based incentive fees being earned over the related vesting period.

We earn incentive development fees from our Development Services segment. These fees are recognized when quantitative criteria have been met (such as specified leasing or budget targets) or, for those incentive fees based on qualitative criteria, upon approval of the fee by our clients. Certain incentive development fees allow us to share in the fair value of the developed real estate asset above cost. This sharing creates additional revenue potential to us with no exposure to loss other than opportunity cost. Our incentive development fee revenue is not recognized to the extent that such revenue is subject to future performance contingencies, but rather once the contingency has been resolved. The unique nature and complexity of each incentive fee requires us to use varying levels of judgment in determining the timing of revenue recognition.

In establishing the appropriate provisions for trade receivables, we make assumptions with respect to future collectibility. Our assumptions are based on an assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these assessments, in general, outstanding trade accounts receivable amounts that are more than 180 days overdue are evaluated for collectibility and fully provided for if deemed uncollectible. Historically, our credit losses have been insignificant. However, estimating losses requires significant judgment, and conditions may change or new information may become known after any periodic evaluation. As a result, actual credit losses may differ from our estimates.

Principles of Consolidation

The accompanying consolidated financial statements include our accounts and those of our majority-owned subsidiaries, as well as variable interest entities, or VIEs, in which we are the primary beneficiary. The equity attributable to non-controlling interests in subsidiaries is shown separately in our consolidated balance sheets included elsewhere in this filing. All significant intercompany accounts and transactions have been eliminated in consolidation.

Variable Interest Entities

Our determination of the appropriate accounting method with respect to our VIEs, including co-investments with our clients, is based on Financial Accounting Standards Board, or FASB, Interpretation No. 46 (revised December 2003), or FIN 46R, “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51.” We consolidate any VIE of which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, if any.

We determine if an entity is a VIE under FIN 46R based on several factors, including whether the entity’s total equity investment at risk upon inception is sufficient to finance the entity’s activities without additional subordinated financial support. We make judgments regarding the sufficiency of the equity at risk based first on a qualitative analysis, then a quantitative analysis, if necessary. In a quantitative analysis, we incorporate various estimates, including estimated future cash flows, asset hold periods and discount rates, as well as estimates of the probabilities of various scenarios occurring. If the entity is a VIE, we then determine whether we consolidate the entity as the primary beneficiary. This determination of whether we are the primary beneficiary includes any impact of an “upside economic interest” in the form of a “promote” that we may have. A promote is an interest built into the distribution structure of the entity based on the entity’s achievement of certain return hurdles.

We determine whether an entity is a VIE and, if so, whether it should be consolidated by utilizing judgments and estimates that are inherently subjective. If we made different judgments or utilized different estimates in these evaluations, it could result in differing conclusions as to whether or not an entity is a VIE and whether or not to consolidate such entity.

Limited Partnerships, Limited Liability Companies and Other Subsidiaries

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited partnerships, limited liability companies and other subsidiaries is based on control. For our general partner interests, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling general partner investments in these entities under the equity method. This treatment also applies to our managing member interests in limited liability companies.

Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are variable interest entities in which we are not the primary beneficiary are accounted for under the equity method. Accordingly, our share of the earnings from these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors, including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Accounting for an investment as either consolidated or using the equity method generally would have no impact on our net income or stockholders’ equity in any accounting period, but a different treatment would impact individual income statement and balance sheet items, as consolidation would effectively “gross up” our income statement and balance sheet. If our evaluation of an investment accounted for using the cost method was different, it could result in our being required to account for an investment by consolidation or by the equity method. Under the cost method, the investor only records its share of the underlying entity’s earnings to the extent that it receives dividends from the investee; when the dividends received by the investor exceed the investor’s share of the investee’s earnings subsequent to the date of the investor’s investment, the investor records a reduction in the basis of its investment. Under the cost method, the investor does not record its share of losses of the investee. Conversely, under either consolidation or equity method accounting, the investor effectively records its share of the underlying entity’s net income or loss, to the extent of its investment or its guarantees of the underlying entity’s debt.

Under either the equity or cost method, impairment losses are recognized upon evidence of other-than-temporary losses of value. When testing for impairment on investments that are not actively traded on a public market, we generally use a discounted cash flow approach to estimate the fair value of our investments and/or look to comparable activities in the market place. Management judgment is required in developing the assumptions for the discounted cash flow approach. These assumptions include net asset values, internal rates of return, discount and capitalization rates, interest rates and financing terms, rental rates, timing of leasing activity, estimates of lease terms and related concessions, etc. When determining if impairment is other-than-temporary, we also look to the length of time and the extent to which fair value has been less than cost as well as the financial condition and near-term prospects of each investment.

Goodwill and Other Intangible Assets

Our acquisitions require the application of purchase accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations.” This results in tangible and identifiable intangible assets and liabilities of the acquired entity being recorded at fair value. The difference between the purchase price and the fair value of net assets acquired is recorded as goodwill.

In determining the fair values of assets and liabilities acquired in a business combination, we use a variety of valuation methods including present value, depreciated replacement cost, market values (where available) and selling prices less costs to dispose. We are responsible for determining the valuation of assets and liabilities, and for the allocation of purchase price to assets acquired and liabilities assumed.

Assumptions must often be made in determining fair values, particularly where observable market values do not exist. Assumptions may include discount rates, growth rates, cost of capital, royalty rates, tax rates and remaining useful lives. These assumptions can have a significant impact on the value of identifiable assets and accordingly can impact the value of goodwill recorded. Different assumptions could result in different values being attributed to assets and liabilities. Since these values impact the amount of annual depreciation and amortization expense, different assumptions could also impact our statement of operations and could impact the results of future impairment reviews.

The majority of our goodwill balance has resulted from our acquisition of CB Richard Ellis Services in 2001, our acquisition of Insignia in 2003 and our acquisition of Trammell Crow Company in 2006. Other intangible assets include a trademark, which was separately identified as a result of the 2001 acquisition, as well as a trade name separately identified as a result of the Insignia Acquisition representing the Richard Ellis trade name in the United Kingdom that was owned by Insignia prior to the Insignia Acquisition. Both the trademark and the trade name are not being amortized and have indefinite estimated useful lives. The remaining other intangible assets primarily include customer relationships, management contracts, loan servicing rights and franchise agreements, which are all being amortized over estimated useful lives ranging up to 20 years.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires us to test goodwill and other intangible assets deemed to have indefinite useful lives for impairment annually or more often if circumstances or events indicate a change in the impairment status. The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. We use a discounted cash flow approach to estimate the fair value of our reporting units. Management judgment is required in developing the assumptions for the discounted cash flow model. These assumptions include revenue growth rates, profit margin percentages, discount rates, etc. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered to not be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated impairment. The implied fair value of goodwill is determined similar to how goodwill is calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. Due to the many variables inherent in the estimation of a business’s fair value and the relative size of our goodwill, if different assumptions and estimates were used, it could have an adverse effect on our impairment analysis.

Our annual assessment of goodwill and other intangible assets deemed to have indefinite lives has historically been completed as of the beginning of the fourth quarter of each year. We performed the 2008 annual assessment as of October 1, 2008. However, we were required to re-perform this assessment as of December 31, 2008 because economic conditions worsened, the capital markets became distressed and our stock price dropped significantly in the fourth quarter of 2008. This was evidenced in our 2008 results by weak sales and leasing activity in our Americas and EMEA segments caused by the credit crunch and significant capital market turmoil adversely affecting incentive-based revenue within our Global Investment Management segment as well as reducing real estate sales volume and values in our Development Services segment. Based on our assessments of goodwill in 2008, we determined that we had impairment in several reporting units, which was driven by these adverse economic conditions causing a decline in the estimated future discounted cash flows expected for such units. The amount of the pre-tax goodwill impairment charges included in our statement of operations for the year ended December 31, 2008 was $1.1 billion. We also determined that two of our intangible assets with indefinite useful lives, $84.0 million representing the Trammell Crow trade name identified in the Trammell Crow Company acquisition and $6.9 million representing the CBRE Melody trade mark identified as a result of the 2001 Merger were also fully impaired. The impairment of the Trammell Crow trade name was driven by the adverse economic conditions causing a significant decline in the estimated future discounted cash flows such that we could not substantiate this trade name having any book value. The impairment of the CBRE Melody trade mark was driven by our mortgage brokerage business’s plans to discontinue use of the Melody trade mark and exclusively use the CBRE trade mark. The amount of the pre-tax other non-amortizable intangible asset impairment charges included in our statement of operations for the year ended December 31, 2008 was $90.9 million. We previously determined that no impairment of goodwill and other intangible assets deemed to have indefinite lives existed as of October 1, 2007 and 2006.

Real Estate

As of December 31, 2008, the carrying value of our total real estate assets was $790.0 million (17% of total assets). The significant accounting policies and estimates with regard to our real estate assets relate to classification and impairment evaluation, cost capitalization and allocation, disposition of real estate and discontinued operations.

Classification and Impairment Evaluation

With respect to our real estate assets, SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” establishes criteria to classify an asset as “held for sale.” Assets included in real estate held for sale include only completed assets or land for sale in its present condition that meet all of the SFAS No. 144 “held for sale” criteria. All other real estate assets are classified in one of the following line items in our consolidated balance sheet: (i) real estate under development (current), which includes real estate that we are in the process of developing that is expected to be completed and disposed of within one year of the balance sheet date; (ii) real estate under development (non-current), which includes real estate that we are in the process of developing that is expected to be completed and disposed of more than one year from the balance sheet date; or (iii) real estate held for investment, which consists of completed assets not expected to be disposed of within one year of the balance sheet date and land on which development activities have not yet commenced.

Real estate held for sale is recorded at the lower of cost or estimated fair value less cost to sell. If an asset’s fair value less cost to sell, based on discounted future cash flows, management estimates or market comparisons, is less than its carrying amount, an allowance is recorded against the asset. Determining an asset’s fair value and the related allowance to record requires us to utilize judgment and estimates.

Real estate under development and real estate held for investment are carried at cost less depreciation, as applicable. Buildings and improvements included in real estate held for investment are depreciated using the straight-line method over estimated useful lives, generally 39 years. Tenant improvements included in real estate held for investment are amortized using the straight-line method over the shorter of their estimated useful life or the terms of the respective leases. Land improvements included in real estate held for investment are depreciated over their estimated useful lives, up to 15 years.

When indicators of impairment are present, real estate under development and real estate held for investment are evaluated for impairment and losses are recorded when undiscounted cash flows estimated to be generated by an asset or market comparisons are less than the asset’s carrying amount. The amount of the impairment loss is calculated as the excess of the asset’s carrying value over its fair value, which is determined using a discounted cash flow analysis, management estimates or market comparisons. Impairment charges of $48.7 million were recorded for the year ended December 31, 2008. No impairment charges were recorded during the years ended December 31, 2007 or 2006.

We evaluate each of our real estate assets on a quarterly basis in order to determine the classification of each asset in our consolidated balance sheet. This evaluation requires judgment by us in considering certain criteria that must be evaluated under SFAS No. 144, such as the estimated time to complete assets that are under development and the timeframe in which we expect to sell our real estate assets. The classification of real estate assets determines which real estate assets are to be depreciated as well as what method is used to evaluate and measure impairment. Had we evaluated our assets differently, the balance sheet classification of such assets, depreciation expense and impairment losses could have been different.

Cost Capitalization and Allocation

When acquiring, developing and constructing real estate assets, we capitalize costs in accordance with SFAS No. 34, “Capitalization of Interest Costs” and SFAS No. 67, “Accounting for Costs and the Initial Rental Operations of Real Estate Properties.” Capitalization begins when we determine that activities related to development have begun and ceases when activities are complete, which are timing decisions that require judgment. Costs capitalized under SFAS No. 67 include pursuit costs, or pre-acquisition/pre-construction costs, taxes and insurance, development and construction costs and costs of incidental operations. Pursuit costs capitalized in connection with a potential development project that we have determined based on our judgment not to pursue are written off in the period that such determination is made. A difference in the timing of when this determination is made could cause the pursuit costs to be expensed in a different period.

At times, we purchase bulk land that we intend to sell or develop in phases. The land basis allocated to each phase is based on the relative estimated fair value of the phases before construction. We allocate construction costs incurred relating to more than one phase between the various phases; if the costs cannot be specifically identified to a certain phase or the improvements benefit more than one phase, we allocate the costs between the phases based on their relative estimated sales values. Relative allocations of the costs are changed as the sales value estimates are revised.

When acquiring real estate with existing buildings, we allocate the purchase price between land, land improvements, building and intangibles related to in-place leases, if any, based on their relative fair values in accordance with SFAS No. 141 and SFAS No. 142. The fair values of acquired land and buildings are determined based on an estimated discounted future cash flow model with lease-up assumptions as if the building was vacant upon acquisition. The fair value of in-place leases includes the value of lease intangibles for above or below-market rents and tenant origination costs, determined on a lease by lease basis using assumptions for market rates, absorption periods, lease commissions and tenant improvements. The capitalized values for both lease intangibles and tenant origination costs are amortized over the term of the underlying leases. Amortization related to lease intangibles is recorded as either an increase to or a reduction of rental income and amortization for tenant origination costs is recorded to amortization expense. If we used different estimates in these valuations, the allocation of purchase price to each component could differ, which could cause the amount of amortization related to lease intangibles and tenant origination costs to be different, as well as depreciation of the related building and land improvements.

Disposition of Real Estate

Gains on disposition of real estate are recognized upon sale of the underlying project in accordance with SFAS No. 66 “Accounting for Sales of Real Estate.” We evaluate each real estate sale transaction to determine if it qualifies for gain recognition under the full accrual method. This evaluation requires us to make judgments and estimates in assessing whether a sale has been consummated, the adequacy of the buyer’s investment, the subordination or collectibility of any receivable related to the purchase, and whether we have transferred the usual risks and rewards of ownership to the buyer, with no substantial continuing involvement by us. If the transaction does not meet the criteria for the full accrual method of profit recognition based on our assessment, we account for the sale based on an appropriate deferral method determined by the nature and extent of the buyer’s investment and our continuing involvement. In some cases, a deferral method could require the real estate asset and its related liabilities to remain on our balance sheet until the sale qualifies for a different deferral method or full accrual profit recognition.

Discontinued Operations

SFAS No. 144 extends the reporting of a discontinued operation to a “component of an entity,” and further requires that a component be classified as a discontinued operation if the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the entity in the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. As defined in SFAS No. 144, a “component of an entity” comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. Because each of our real estate assets is generally accounted for in a discrete subsidiary, many constitute a component of an entity under SFAS No. 144, increasing the likelihood that the disposition of assets are required to be recognized and reported as operating profits and losses on discontinued operations in the periods in which they occur. The evaluation of whether the component’s cash flows have been eliminated and the level of our continuing involvement requires judgment by us and a different assessment could result in items not being reported as discontinued operations.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An interpretation of Statement of Financial Accounting Standard No. 109,” or FIN 48. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The cumulative effect of applying this interpretation has resulted in a decrease to retained earnings of approximately $29.1 million and a decrease to goodwill of approximately $5.4 million.

Accounting for tax positions requires judgments, including estimating reserves for potential uncertainties. We also assess our ability to utilize tax attributes, including those in the form of carryforwards, for which the benefits have already been reflected in the financial statements. We do not record valuation allowances for deferred tax assets that we believe will be realized in future periods. While we believe the resulting tax balances as of December 31, 2008 and 2007 are appropriately accounted for in accordance with SFAS No. 109 and FIN 48, as applicable, the ultimate outcome of such matters could result in favorable or unfavorable adjustments to our consolidated financial statements and such adjustments could be material. See Note 17 of the Notes to Consolidated Financial Statements for further information regarding income taxes.

Basis of Presentation

Recent Significant Acquisitions

On December 20, 2006, pursuant to an Agreement and Plan of Merger dated October 30, 2006 (the Trammell Crow Company Acquisition Agreement), by and among us, A-2 Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary (Merger Sub), and Trammell Crow Company, the Merger Sub was merged with and into Trammell Crow Company (the Trammell Crow Company Acquisition). Trammell Crow Company was the surviving corporation in the Trammell Crow Company Acquisition and upon the closing of the Trammell Crow Company Acquisition became our indirect wholly-owned subsidiary.

The consolidated statements of operations and cash flows for the years ended December 31, 2008 and 2007 include the consolidated financial statements of Trammell Crow Company from December 20, 2006, the date of the Trammell Crow Company Acquisition. As such, our consolidated financial statements for the year ended December 31, 2006 are not directly comparable to our consolidated financial statements for the years ended December 31, 2008 and 2007.

Segment Reporting

We report our operations through five segments. The segments are as follows: (1) Americas, (2) EMEA, (3) Asia Pacific, (4) Global Investment Management and (5) Development Services. The Americas consists of operations located in the United States, Canada and selected parts of Latin America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. The Global Investment Management business consists of investment management operations in the United States, Europe and Asia. The Development Services business consists of real estate development and investment activities primarily in the United States, which were acquired in the Trammell Crow Company Acquisition.

Other

In December 2007, the FASB issued SFAS No. 160 (“SFAS No. 160”), “Non-controlling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for a parent company’s non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Under SFAS No. 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. SFAS No. 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. We adopted SFAS No. 160 effective January 1, 2009. The financial information contained in the discussion below reflects the retrospective application of SFAS No. 160 as though we adopted SFAS No. 160 as of January 1, 2004. We have presented non-controlling interests of $231.0 million and $263.6 million at December 31, 2008 and 2007, respectively, as equity in the accompanying consolidated balance sheets. Additionally, in the accompanying consolidated statements of operations, we separately presented net losses attributable to non-controlling interests of $37.7 million for the year ended December 31, 2008 and net income attributable to non-controlling interests of $14.5 million and $6.1 million for the years ended December 31, 2007 and 2006, respectively. Other than these presentation changes, the adoption of SFAS No. 160 had no impact on our consolidated financial position or results of operations.

Results of Operations

The following table sets forth items derived from our consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008		2007		2006
	(Dollars in thousands)
Revenue	$5,128,817	100.0%	$6,034,249	100.0%	$4,032,027	100.0%
Costs and expenses:
Cost of services	2,926,721	57.1	3,200,718	53.0	2,110,512	52.4
Operating, administrative and other	1,747,082	34.1	1,988,658	33.0	1,303,781	32.3
Depreciation and amortization	102,817	1.9	113,269	1.9	67,595	1.7
Goodwill and other non-amortizable intangible asset impairment	1,159,406	22.6	—	—	—	—
Merger-related charges	—	—	56,932	0.9	—	—

Total costs and expenses	5,936,026	115.7	5,359,577	88.8	3,481,888	86.4
Gain on disposition of real estate	18,740	0.3	24,299	0.4	—	—

Operating (loss) income	(788,469)	(15.4)	698,971	11.6	550,139	13.6
Equity (loss) income from unconsolidated subsidiaries	(80,130)	(1.5)	64,939	1.0	33,300	0.8
Other (loss) income	(7,686)	(0.1)	(37,534)	(0.6)	8,610	0.2
Interest income	17,762	0.3	29,004	0.5	9,822	0.2
Interest expense	167,156	3.3	162,991	2.7	45,007	1.1
Loss on extinguishment of debt	—	—	—	—	33,847	0.8

(Loss) income from continuing operations before provision for income taxes	(1,025,679)	(20.0)	592,389	9.8	523,017	12.9
Provision for income taxes	50,810	1.0	192,643	3.2	198,326	4.9

(Loss) income from continuing operations	(1,076,489)	(21.0)	399,746	6.6	324,691	8.0
Income from discontinued operations, net of income taxes	26,748	0.5	5,308	0.1	—	—

Net (loss) income	$(1,049,741)	(20.5)	$405,054	6.7	$324,691	8.0
Less: Net (loss) income attributable to non-controlling interests	(37,675)	(0.8)	14,549	0.2	6,120	0.1

Net (loss) income attributable to CB Richard Ellis Group, Inc.	(1,012,066)	(19.7)%	390,505	6.5%	318,571	7.9%

EBITDA (1)	$457,021	8.9%	$834,264	13.8%	$653,524	16.2%

(1)	Includes EBITDA related to discontinued operations of $16.9 million and $6.5 million for the years ended December 31, 2008 and 2007, respectively.

EBITDA represents earnings before net interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization, and goodwill and other non-amortizable intangible asset impairment. Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangible assets created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the operating performance of our various business segments and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

EBITDA is calculated as follows:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(1,012,066)	$390,505	$318,571
Add:
Depreciation and amortization (1)	102,909	113,694	67,595
Goodwill and other non-amortizable intangible asset impairment	1,159,406	—	—
Interest expense (2)	167,805	164,829	45,007
Loss on extinguishment of debt	—	—	33,847
Provision for income taxes (3)	56,853	194,255	198,326
Less:
Interest income (4)	17,886	29,019	9,822

EBITDA (5)	$457,021	$834,264	$653,524

(1)	Includes depreciation and amortization related to discontinued operations of $0.1 million and $0.4 million for the years ended December 31, 2008 and 2007, respectively.

(2)	Includes interest expense related to discontinued operations of $0.6 million and $1.8 million for the years ended December 31, 2008 and 2007, respectively.

(3)	Includes provision for income taxes related to discontinued operations of $6.0 million and $1.6 million for the years ended December 31, 2008 and 2007, respectively.

(4)	Includes interest income related to discontinued operations of $0.1 million and $0.01 million for the years ended December 31, 2008 and 2007, respectively.

(5)	Includes EBITDA related to discontinued operations of $16.9 million and $6.5 million for the years ended December 31, 2008 and 2007, respectively.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

We reported consolidated net loss of $1.0 billion for the year ended December 31, 2008 on revenue of $5.1 billion as compared to consolidated net income of $390.5 million on revenue of $6.0 billion for the year ended December 31, 2007.

Our revenue on a consolidated basis for the year ended December 31, 2008 decreased by $905.4 million, or 15.0%, as compared to the year ended December 31, 2007. This was primarily due to significantly lower sales activity brought about by the global credit market turmoil and soft leasing performance reflecting weaker economic conditions, particularly in the United States and the United Kingdom. Constraints in the capital markets also adversely affected the achievement of incentive based and carried interest revenue in our Global Investment Management segment. These declines were partially offset by the continued strong growth in outsourcing revenue. Foreign currency translation had a $29.5 million positive impact on total revenue during the year ended December 31, 2008.

Our cost of services on a consolidated basis decreased by $274.0 million, or 8.6%, during the year ended December 31, 2008 as compared to the year ended December 31, 2007. Our sales and leasing professionals generally are paid on a commission and bonus basis, which substantially correlates with our revenue performance. Accordingly, the decrease in revenue led to a corresponding decrease in commissions and bonuses. These decreases were partially offset by an increase in reimbursable expenses within our outsourcing operations as well as increased compensation expense in our EMEA and Asia Pacific segments due to acquisitions and investment in growth of our platform. Foreign currency translation had a $13.6 million negative impact on cost of services during the year ended December 31, 2008. Cost of services as a percentage of revenue increased from 53.0% for the year ended December 31, 2007 to 57.1% for the year ended December 31, 2008. This increase was primarily driven by a shift in the mix of revenues with outsourcing, including reimbursables growth, comprising a greater portion of the total and a lower portion of revenue being non-commissionable as well as the aforementioned increase in compensation expense.

Our operating, administrative and other expenses on a consolidated basis decreased by $241.6 million, or 12.1%, during the year ended December 31, 2008 as compared to the year ended December 31, 2007. This decrease was primarily driven by reduced incentive compensation expense, including bonuses and carried interest expense (within our Global Investment Management segment), resulting from lower business performance and the benefit of cost reduction steps taken throughout 2008. These reductions were partially offset by real estate asset impairment charges incurred in our Development Services segment as well as higher worldwide occupancy costs. Foreign currency translation had a $16.2 million negative impact on total operating expenses during the year ended December 31, 2008. In 2008, we took aggressive actions to further improve efficiencies and contain costs in response to weakened macro market conditions. As a result of these actions, operating expenses as a percentage of revenue increased only slightly from 33.0% for the year ended December 31, 2007 to 34.1% for the year ended December 31, 2008, despite the significant decline in revenue. Further, these cost reduction efforts will eliminate significantly more expenses for 2009. We will continue to look for ways to realize further operational efficiencies and cost savings in order to maximize our operating margins and cash flow in the future.

Our depreciation and amortization expense on a consolidated basis decreased by $10.5 million, or 9.2%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. This decrease was primarily driven by lower amortization expense related to intangible assets acquired in the Trammell Crow Company Acquisition, including net revenue backlog. As of December 31, 2007, the intangible asset representing the net revenue backlog acquired in the Trammell Crow Company Acquisition was fully amortized. Partially offsetting the decrease versus the prior year was higher depreciation expense mainly resulting from increased capital expenditures in connection with recent acquisitions.

Our goodwill and other non-amortizable intangible asset impairment on a consolidated basis was $1.2 billion for the year ended December 31, 2008. These impairment charges were primarily driven by adverse economic conditions causing a decline in the estimated future discounted cash flows for several of our reporting units.

Our merger-related charges on a consolidated basis were $56.9 million for the year ended December 31, 2007. These charges primarily consisted of severance and lease termination costs, which were attributable to the Trammell Crow Company Acquisition.

Our gain on disposition of real estate on a consolidated basis decreased by $5.6 million, or 22.9%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. This decrease resulted from activity within our Development Services segment. However, when combined with gains included within “discontinued operations,” our year-over-year total gain from disposition of real estate has increased from the prior year by $19.4 million, or 60.2%. However, the prior year was significantly impacted by purchase accounting for the Trammell Crow Company Acquisition, which required the write-up of assets to fair value upon acquisition, thereby eliminating a large amount of gains in 2007.

Our equity loss from unconsolidated subsidiaries on a consolidated basis was $80.1 million for the year ended December 31, 2008 as compared to equity income from unconsolidated subsidiaries of $64.9 million for the year ended December 31, 2007. The loss in the current year was primarily attributable to non-cash write-downs of $76.3 million of investments, particularly in our Global Investment Management and Development Services segments, resulting from other than temporary impairments due to declines in market valuations. The income in the prior year was mainly due to equity income generated by our Development Services segment as well as dispositions within selected funds in our Global Investment Management segment, both of which did not recur in the current year.

Our other loss on a consolidated basis was $7.7 million for the year ended December 31, 2008 as compared to $37.5 million for the year ended December 31, 2007. The loss in the current year related to the write-down of an investment maintained within our Global Investment Management segment due to a decline in market valuation. Our other loss of $37.5 million in the prior year primarily related to the sale of Trammell Crow Company’s approximately 19% ownership interest in Savills plc, a real estate services company based in the United Kingdom. This sale resulted in a pre-tax loss of $34.9 million, which was largely driven by stock price depreciation at the date of sale as compared to December 31, 2006 when the investment was marked to market.

Our consolidated interest income was $17.8 million during the year ended December 31, 2008, a decrease of $11.2 million, or 38.8%, as compared to the year ended December 31, 2007. This decrease was mainly driven by lower interest income earned in our Americas segment primarily resulting from higher average cash balances in the prior year as a result of cash received on the sale of Trammell Crow Company’s interest in Savills plc and interest income earned on restricted cash held related to former shareholders of Trammell Crow Company common stock.

Our consolidated interest expense increased by $4.2 million during the year ended December 31, 2008, or 2.6%, as compared to the year ended December 31, 2007. The increase was primarily due to higher interest expense incurred within our Development Services segment, partially mitigated by lower interest expense associated with our Credit Agreement, as lower interest rates more than offset the impact of higher average debt balances outstanding.

Our provision for income taxes on a consolidated basis was $50.8 million for the year ended December 31, 2008 as compared to $192.6 million for the year ended December 31, 2007. The decrease in the provision for income taxes was mainly attributable to a significant pre-tax loss reported for 2008 as compared to sizeable pre-tax income in 2007. Our effective tax rate, after adjusting pre-tax (loss) income to remove the portion attributable to non-controlling interests, decreased to negative 5.2% for the year ended December 31, 2008 from 33.2% for the year ended December 31, 2007. The decrease in our effective tax rate was primarily driven by a large portion of our current year goodwill impairment charges being non-deductible for U.S. income tax purposes.

Our net loss attributable to non-controlling interests on a consolidated basis was $37.7 million for the year ended December 31, 2008 as compared to net income attributable to non-controlling interests of $14.5 million for the year ended December 31, 2007. This variance primarily reflects our non-controlling interests’ share of the impairment of real estate assets within our Development Services segment.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

We reported consolidated net income of $390.5 million for the year ended December 31, 2007 on revenue of $6.0 billion as compared to consolidated net income of $318.6 million on revenue of $4.0 billion for the year ended December 31, 2006.

Our revenue on a consolidated basis increased by $2.0 billion, or 49.7%, as compared to the year ended December 31, 2006. This improvement was due to organic growth and acquisitions completed during 2006 and 2007, particularly the acquisition of Trammell Crow Company in December of 2006. The revenue growth was fueled by continued higher worldwide transaction revenue as well as increased activity in our outsourcing and appraisal/valuation operations. Additionally, enhanced performance from our Global Investment Management business contributed to the increase. Foreign currency translation had a $161.5 million positive impact on total revenue during the year ended December 31, 2007.

Our cost of services on a consolidated basis increased by $1.1 billion, or 51.7%, during the year ended December 31, 2007 as compared to the year ended December 31, 2006. As previously mentioned, our sales and leasing professionals generally are paid on a commission and bonus basis, which substantially correlates with our revenue performance. Accordingly, the overall increase was primarily driven by the increase in revenue. Also contributing to the increase was an increase in reimbursable expenses as well as additional headcount, both of which mainly resulted from acquisitions. Foreign currency translation had a $76.6 million negative impact on cost of services during the year ended December 31, 2007. Cost of services as a percentage of revenue increased slightly from 52.4% for the year ended December 31, 2006 to 53.0% for the year ended December 31, 2007, primarily attributable to our mix of revenue.

Our operating, administrative and other expenses on a consolidated basis were $2.0 billion, an increase of $684.9 million, or 52.5%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was primarily driven by higher worldwide payroll-related costs, including bonuses, which resulted from our improved operating performance. Also contributing to the increase were higher costs as a result of acquisitions, particularly our acquisition of Trammell Crow Company, as well as increased marketing costs in support of our growing revenue. These increases were partially offset by lower carried interest expense. Foreign currency translation had a $52.0 million negative impact on total operating expenses during the year ended December 31, 2007. Operating expenses as a percentage of revenue increased slightly from 32.3% for the year ended December 31, 2006 to 33.0% for the year ended December 31, 2007. Operating expenses as a percentage of revenue in the current year were negatively impacted by higher integration costs in the current year, primarily driven by the Trammell Crow Company Acquisition, and bonus expense in our Development Services segment that primarily relates to gains on disposition of real estate, which are not included in revenue. Excluding the impact of these items, operating expenses as a percentage of revenue would actually be lower for the year ended December 31, 2007 as compared to the year ended December 31, 2006.

Our depreciation and amortization expense on a consolidated basis increased by $45.7 million, or 67.6%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. This increase was primarily driven by higher amortization expense related to intangible assets acquired in the Trammell Crow Company Acquisition, including net revenue backlog. Also contributing to the increase over 2006 was higher depreciation expense mainly resulting from fixed assets acquired in recent acquisitions.

Our merger-related charges on a consolidated basis were $56.9 million for the year ended December 31, 2007. These charges primarily consisted of severance and lease termination costs, which were attributable to the Trammell Crow Company Acquisition.

Our gain on disposition of real estate on a consolidated basis was $24.3 million for the year ended December 31, 2007. These gains resulted from activity within our Development Services segment.

Our equity income from unconsolidated subsidiaries on a consolidated basis increased by $31.6 million, or 95.0%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. This was primarily due to equity income generated by our Development Services segment.

Our other loss on a consolidated basis was $37.5 million for the year ended December 31, 2007, which primarily related to the sale of Trammell Crow Company’s approximately 19% ownership interest in Savills plc, a real estate services company based in the United Kingdom. This sale resulted in a pre-tax loss of $34.9 million, which was largely driven by stock price depreciation at the date of sale as compared to December 31, 2006 when the investment was marked to market.

Our consolidated interest income was $29.0 million, an increase of $19.2 million, or 195.3%, as compared to the year ended December 31, 2006. This increase was mainly driven by interest income earned in our Americas segment primarily resulting from higher average cash balances in 2007 as a result of cash received on the sale of Trammell Crow Company’s interest in Savills plc as well as interest income earned on restricted cash held related to former shareholders of Trammell Crow Company common stock (see Note 5 of the Notes to Consolidated Financial Statements). Also contributing to the positive variance was interest income earned in our EMEA segment resulting from higher average cash balances in 2007 as well as higher interest income in our Development Services segment.

Our consolidated interest expense increased $118.0 million, or 262.1%, as compared to the year ended December 31, 2006. The overall increase was primarily due to the additional debt resulting from the Trammell Crow Company Acquisition.

Our loss on extinguishment of debt on a consolidated basis was $33.8 million for the year ended December 31, 2006. This loss was primarily related to the write-off of unamortized deferred financing fees and unamortized discount, as well as premiums paid, all in connection with the repurchase of our 11 1/4% senior subordinated notes during the year ended December 31, 2006. In addition, during the year ended December 31, 2006, we incurred $11.6 million of losses related to the write-off of unamortized deferred financing fees, as well as premiums paid, in connection with the repurchase of our 9 3/4% senior notes and $8.2 million of losses in connection with the write-off of unamortized deferred financing fees associated with our prior credit facility, which was replaced during 2006.

Our provision for income taxes on a consolidated basis was $192.6 million for the year ended December 31, 2007 as compared to $198.3 million for the year ended December 31, 2006. Our effective tax rate, after adjusting pre-tax income to remove the portion attributable to non-controlling interests, decreased from 38.4% for the year ended December 31, 2006 to 33.2% for the year ended December 31, 2007. The decrease in both the provision for income taxes and our effective tax rate is primarily a result of the change in our mix of domestic and foreign earnings as well as the reversal of a reserve for an uncertain tax position in 2007, which we determined was no longer required.

Our consolidated net income attributable to non-controlling interests increased by $8.4 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was primarily due to the non-controlling interest associated with our Japanese affiliate CB Richard Ellis KK, or IKOMA.

Segment Operations

The following table summarizes our revenue, costs and expenses and operating (loss) income by our Americas, EMEA, Asia Pacific, Global Investment Management and Development Services operating segments for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31,
	2008		2007		2006
	(Dollars in thousands)
Americas
Revenue	$3,209,820	100.0%	$3,689,737	100.0%	$2,506,913	100.0%
Costs and expenses:
Cost of services	1,988,319	61.9	2,272,146	61.6	1,453,632	58.0
Operating, administrative and other	868,987	27.1	975,673	26.4	710,547	28.4
Depreciation and amortization	59,871	1.9	77,076	2.1	38,846	1.5
Goodwill and other non-amortizable intangible asset impairment	805,190	25.1	—	—	—	—
Merger-related charges	—	—	55,620	1.5	—	—

Operating (loss) income	$(512,547)	(16.0)%	$309,222	8.4%	$303,888	12.1%

EBITDA (1)	$345,243	10.8%	$365,004	9.9%	$366,103	14.6%

EMEA
Revenue	$1,080,725	100.0%	$1,314,019	100.0%	$933,517	100.0%
Costs and expenses:
Cost of services	612,444	56.7	650,824	49.5	462,807	49.6
Operating, administrative and other	366,369	33.9	398,339	30.4	282,564	30.3
Depreciation and amortization	13,272	1.2	12,324	0.9	15,152	1.6
Goodwill impairment	138,631	12.8	—	—	—	—
Merger-related charges	—	—	1,240	0.1	—	—

Operating (loss) income	$(49,991)	(4.6)%	$251,292	19.1%	$172,994	18.5%

EBITDA (1)	$105,474	9.8%	$261,199	19.9%	$189,404	20.3%

Asia Pacific
Revenue	$558,183	100.0%	$548,650	100.0%	$354,756	100.0%
Costs and expenses:
Cost of services	325,958	58.4	277,748	50.6	194,073	54.7
Operating, administrative and other	181,903	32.6	179,329	32.7	115,165	32.5
Depreciation and amortization	9,079	1.6	6,489	1.2	5,499	1.5

Operating income	$41,243	7.4%	$85,084	15.5%	$40,019	11.3%

EBITDA (1)	$48,357	8.7%	$82,775	15.1%	$43,268	12.2%

Global Investment Management
Revenue	$161,200	100.0%	$347,883	100.0%	$228,034	100.0%
Costs and expenses:
Operating, administrative and other	120,401	74.7	252,437	72.6	189,399	83.1
Depreciation and amortization	4,182	2.6	2,798	0.8	2,306	1.0
Goodwill impairment	44,922	27.9	—	—	—	—

Operating (loss) income	$(8,305)	(5.2)%	$92,648	26.6%	$36,329	15.9%

EBITDA(1)	$(7,615)	(4.7)%	$113,068	32.5%	$52,724	23.1%

Development Services
Revenue	$118,889	100.0%	$133,960	100.0%	$8,807	100.0%
Costs and expenses:
Operating, administrative and other	209,422	176.1	182,880	136.5	6,106	69.3
Depreciation and amortization	16,413	13.8	14,582	10.8	5,792	65.8
Goodwill and other non-amortizable intangible asset impairment	170,663	143.5	—	—	—	—
Merger-related charges	—	—	72	0.1	—	—
Gain on disposition of real estate	18,740	15.7	24,299	18.1	—	—

Operating loss	$(258,869)	(217.7)%	$(39,275)	(29.3)%	$(3,091)	(35.1)%

EBITDA (1) (2)	$(34,438)	(29.0)%	$12,218	9.1%	$2,025	23.0%

(1)	See Note 25 of the Notes to Consolidated Financial Statements for a reconciliation of segment EBITDA to the most comparable financial measure calculated and presented in accordance with GAAP, which is segment net (loss) income.

(2)	Includes EBITDA related to discontinued operations of $16.9 million and $6.5 million for the years ended December 31, 2008 and 2007, respectively.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Americas

Revenue decreased by $479.9 million, or 13.0%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The continued growth of our outsourcing business was more than offset by the impact of lower sales, commercial mortgage brokerage and appraisal activity brought about by the credit market turmoil as well as reduced leasing activity due to the economic downturn. Foreign currency translation had a $5.6 million positive impact on total revenue during the year ended December 31, 2008.

Cost of services decreased by $283.8 million, or 12.5%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007, primarily due to lower commission expense resulting from lower sales and lease transaction revenue, partially offset by an increase in reimbursable expenses within our outsourcing operations. Foreign currency translation had a $1.7 million negative impact on cost of services during the year ended December 31, 2008. Cost of services as a percentage of revenue was consistent between periods at 61.9% for the year ended December 31, 2008 versus 61.6% for the year ended December 31, 2007.

Operating, administrative and other expenses decreased by $106.7 million, or 10.9%, mainly driven by lower payroll-related costs, including bonuses, resulting from lower business performance and the benefit of cost containment measures put in place in the current year, which also led to lower travel and marketing costs. Foreign currency translation had a $3.3 million negative impact on total operating expenses during the year ended December 31, 2008.

EMEA

Revenue decreased by $233.3 million, or 17.8%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Lower sales and lease transaction revenue was partially offset by contributions from recent acquisitions, including operations in Russia, acquired in late 2006, as well as operations in Romania and Denmark, acquired in early 2008. Foreign currency translation had a $1.8 million positive impact on total revenue during the year ended December 31, 2008.

Cost of services decreased by $38.4 million, or 5.9%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. This decrease was mainly driven by lower bonuses and commission expense due to the lower transaction revenue. These decreases were partially offset by higher producer compensation expense resulting from investments in headcount and acquisitions related to our efforts to grow and diversify operations in this region as well as a curtailment gain of $10.0 million recognized in the prior year period as a result of the freezing of our U.K. defined benefit pension plans (see Note 16 of the Notes to Consolidated Financial Statements). Foreign currency translation had a $2.3 million negative impact on cost of services during the year ended December 31, 2008. Cost of services as a percentage of revenue increased from 49.5% for the year ended December 31, 2007 to 56.7% for the year ended December 31, 2008, primarily driven by the aforementioned increase in producer compensation expense as well as the sharp decline in revenue.

Operating, administrative and other expenses decreased by $32.0 million, or 8.0%, mainly due to reduced bonuses driven by lower results, partially offset by higher occupancy costs, partially attributable to our efforts to grow the business in this region. Foreign currency translation had a $6.1 million negative impact on total operating expenses during the year ended December 31, 2008.

Asia Pacific

Revenue increased by $9.5 million, or 1.7%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. This revenue increase was primarily driven by contributions from our acquisition of a majority interest in CBRE India during the third quarter of 2007 as well as improved performance in our outsourcing operations throughout the region. These increases were partially offset by lower sales transaction revenue across the region. Foreign currency translation had a $22.1 million positive impact on total revenue during the year ended December 31, 2008.

Cost of services increased by $48.2 million, or 17.4%, mainly due to higher costs associated with outsourcing operations as well as increased producer compensation expense driven by increased headcount, largely due to acquisitions. These increases were partially offset by lower commission expense resulting from the lower sales transaction revenue. Foreign currency translation had a $9.6 million negative impact on cost of services for the year ended December 31, 2008. Cost of services as a percentage of revenue increased from 50.6% for the year ended December 31, 2007 to 58.4% for the year ended December 31, 2008, primarily driven by the shift in our business mix more towards outsourcing services, as well as the aforementioned headcount increases, largely due to acquisitions.

Operating, administrative and other expenses increased by $2.6 million, or 1.4%, primarily due to an increase in costs, including payroll-related and occupancy, attributable to investment in growth of the business, including the impact of in-fill acquisitions. These increases were mostly offset by reduced bonuses driven by lower results. Foreign currency translation had a $7.9 million negative impact on total operating expenses during the year ended December 31, 2008.

Global Investment Management

Revenue decreased by $186.7 million, or 53.7%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007 due to lower incentive fees and carried interest revenue recognized in the current year as a result of constraints in the capital markets. Foreign currency translation had a negligible impact on total revenue during the year ended December 31, 2008.

Operating, administrative and other expenses decreased by $132.0 million, or 52.3%, primarily due to lower carried interest incentive compensation expense of $95.8 million recognized for dedicated Global Investment Management executives and team leaders with participation interests in certain real estate investments under management, including the net reversal of previously accrued carried interest incentive compensation of $33.1 million in the current year. Also contributing to the decrease were lower bonuses driven by the reduced revenues. Foreign currency translation had a $1.1 million positive impact on total operating expenses during the year ended December 31, 2008.

Total assets under management (AUM) as of December 31, 2008 were at $38.5 billion, up slightly from year-end 2007, reflecting active fundraising efforts and acquisition programs.

AUM generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, securities portfolios and investments in operating companies and joint ventures. Our AUM is intended principally to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our material assets under management consist of:

a)	the total fair market value of the real estate properties and other assets either wholly-owned or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested or to which they have provided financing. Committed (but unfunded) capital from investors in our sponsored funds is not included in this component of our AUM. The value of development properties is included at estimated completion cost. In the case of real estate operating companies, the total value of real properties controlled by the companies, generally through joint ventures, is included in AUM; and

b)	the net asset value of our managed securities portfolios, including investments (which may be comprised of committed but uncalled capital) in private real estate funds under our fund of funds program.

Our calculation of AUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers. Our definition of AUM is not based on any definition of assets under management that is set forth in the agreements governing the investment funds that we manage.

Development Services

Revenue decreased by $15.1 million, or 11.3%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007 primarily due to lower construction revenue and development fees driven by a decline in market conditions. These decreases were partially offset by higher rental revenues as a result of our holding real estate investments for longer due to adverse current market conditions.

Operating, administrative and other expenses increased by $26.5 million, or 14.5%, primarily due to real estate asset impairment charges incurred in the current year as well as higher real estate operating expenses. These increases were partially offset by lower bonuses attributable to lower results and a decrease in job construction costs, which correlated with the above mentioned construction revenue decrease.

Development projects in process as of December 31, 2008 totaled $5.6 billion compared to $6.5 billion as of December 31, 2007. The inventory of pipeline deals as of December 31, 2008 stood at $2.5 billion versus $2.7 billion as of December 31, 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Americas

Revenue increased by $1.2 billion, or 47.2%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was driven by acquisitions, particularly our acquisition of Trammell Crow Company, and includes higher sales and lease transaction revenue and growth of our outsourcing revenues as well as increased activity in our appraisal/valuation operations. Foreign currency translation had a $17.2 million positive impact on total revenue during the year ended December 31, 2007.

Cost of services increased by $818.5 million, or 56.3%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006, primarily due to an increase in salaries and related costs associated with our property and facilities management contracts as well as higher commission expense and bonus accruals as a result of the overall increase in revenue. Foreign currency translation had an $8.4 million negative impact on cost of services during the year ended December 31, 2007. Cost of services as a percentage of revenue increased from 58.0% for the year ended December 31, 2006 to 61.6% for the year ended December 31, 2007, primarily due to the increase in salaries and related costs associated with our property and facilities management contracts (the reimbursement of which is reflected in revenue) as our business shifted towards outsourcing services as a result of the Trammell Crow Company Acquisition.

Operating, administrative and other expenses increased $265.1 million, or 37.3%, mainly driven by higher costs as a result of our acquisition of Trammell Crow Company in December 2006, including increased payroll-related costs and bonuses, as well as higher occupancy and marketing costs. Foreign currency translation had a $5.7 million negative impact on total operating expenses during the year ended December 31, 2007.

EMEA

Revenue increased by $380.5 million, or 40.8%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. This revenue increase was primarily driven by strong performance across all business lines and countries, including the United Kingdom, France, Germany, Spain, the Netherlands, Russia, Italy and Belgium. Foreign currency translation had a $105.2 million positive impact on total revenue during the year ended December 31, 2007.

Cost of services increased $188.0 million, or 40.6%, mainly as a result of higher producer compensation expense, including bonuses, as well as increased commission expense, all of which were primarily driven by higher revenue and increased headcount, partially due to acquisitions. Higher salaries and related costs associated with our property and facilities management contracts also contributed to the increase. These increases were partially offset by a curtailment gain of $10.0 million recognized in 2007 as a result of the freezing of our U.K. pension plans. Foreign currency translation had a $52.3 million negative impact on cost of services during the year ended December 31, 2007. Cost of services as a percentage of revenue was consistent between periods at 49.5% for the year ended December 31, 2007 versus 49.6% for the year ended December 31, 2006.

Operating, administrative and other expenses increased by $115.8 million, or 41.0%, mainly due to higher payroll-related costs, including bonuses, in the region, which were primarily due to improved results combined with the impact of in-fill acquisitions. Marketing costs in the region also increased in 2007 in support of our growing revenue. Foreign currency translation had a $31.9 million negative impact on total operating expenses during the year ended December 31, 2007.

Asia Pacific

Revenue increased by $193.9 million, or 54.7%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. This revenue increase was primarily driven by improved performance in the region, most notably in Australia, China, India, Singapore and Japan. Foreign currency translation had a $29.9 million positive impact on total revenue during the year ended December 31, 2007.

Cost of services increased by $83.7 million, or 43.1%, mainly driven by increased producer compensation expense, including bonuses, as well as increased commission expense, all of which were primarily driven by higher revenues and increased headcount, partially due to acquisitions. Higher salaries and related costs associated with our property and facilities management contracts also contributed to the increase. These increases were partially offset by lower cost of services in Japan, partially attributable to the full integration of IKOMA, which led to improved productivity in Japan. Cost of services as a percentage of revenue decreased from 54.7% for the year ended December 31, 2006 to 50.6% for the year ended December 31, 2007, primarily driven by the above mentioned lower cost of services in Japan. Foreign currency translation had a $15.9 million negative impact on cost of services for the year ended December 31, 2007.

Operating, administrative and other expenses increased by $64.2 million, or 55.7%, primarily due to an increase in payroll-related costs, including bonuses, which largely resulted from improved results in the region. Marketing costs in the region also increased in 2007 in support of our growing revenue. Foreign currency translation had an $8.6 million negative impact on total operating expenses during the year ended December 31, 2007.

Global Investment Management

Revenue increased by $119.8 million, or 52.6%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The improvement was mainly due to higher incentive fees and increased investment management fees earned in the United States and the United Kingdom, partially offset by lower carried interest revenue in 2007. Total assets under management at December 31, 2007 rose 32.2% from year-end 2006 to $37.8 billion. Foreign currency translation had a $9.2 million positive impact on total revenue during the year ended December 31, 2007.

Operating, administrative and other expenses increased by $63.0 million, or 33.3%, primarily due to higher bonus expense resulting from improved results as well as an increase in salaries and related costs due to additional headcount. These increases were partially offset by lower carried interest incentive compensation expense of $28.4 million recognized for dedicated Global Investment Management executives and team leaders with participation interests in certain real estate investments under management. During the year ended December 31, 2007, we recorded a total of $62.7 million of incentive compensation expense related to carried interest revenue, a part of which pertained to revenue recognized during 2007 with the remainder (approximately $42.9 million) relating to future periods’ revenue. Revenue associated with these expenses cannot be recognized until certain financial hurdles are met. Foreign currency translation had a $5.8 million negative impact on total operating expenses during the year ended December 31, 2007.

Development Services

The Development Services segment consists of real estate development and investment activities primarily in the United States acquired in the Trammell Crow Company Acquisition on December 20, 2006. The results for 2006 only include activity from December 20, 2006, the acquisition date, through December 31, 2006. This segment generated revenue of $134.0 million and total operating expenses of $182.9 million for the year ended December 31, 2007. The loss incurred in this segment was largely a result of purchase accounting for the Trammell Crow Company Acquisition, which requires the write-up of assets to fair value upon acquisition, thereby eliminating any gains in the near term. For the year ended December 31, 2007, this segment’s results were reduced by approximately $61.6 million as a result of purchase accounting. Our inventory of in-process and pipeline projects at December 31, 2007 rose 9.5% from year-end 2006 to $9.2 billion.

Liquidity and Capital Resources

We believe that we can satisfy our working capital requirements and funding of investments with internally generated cash flow and, as necessary, borrowings under our revolving credit facility. Included in the capital requirements that we expect to fund during 2009 are approximately $30 million of anticipated net capital expenditures. The global credit markets have recently experienced unprecedented volatility, which may affect both the availability and cost of our funding sources in the future.

During 2003 and 2006, we required substantial amounts of new equity and debt financing to fund our acquisitions of Insignia and Trammell Crow Company. Absent extraordinary transactions such as these, we historically have not sought external sources of financing and relied on our internally generated cash flow and our revolving credit facility to fund our working capital, capital expenditure and investment requirements. In the absence of such extraordinary transactions, our management anticipates that our cash flow from operations and our revolving credit facility would be sufficient to meet our anticipated cash requirements for the next 12 months.

From time to time, we consider potential strategic acquisitions. Our management believes that any future significant acquisitions that we make most likely would require us to obtain additional debt or equity financing. In the past, we have been able to obtain such financing for material transactions on terms that our management believed to be reasonable. However, it is possible that we may not be able to find acquisition financing on favorable terms in the future if we decide to make any further material acquisitions.

Our current long-term liquidity needs, other than those related to ordinary course obligations and commitments such as operating leases, generally are comprised of two parts. The first is the repayment of the outstanding and anticipated principal amounts of our long-term indebtedness. Our management is unable to project with certainty whether our long-term cash flow from operations will be sufficient to repay our long-term debt when it comes due. If this cash flow is insufficient, then our management expects that we would need to refinance such indebtedness or otherwise amend its terms to extend the maturity dates. Our management cannot make any assurances that such refinancings or amendments, if necessary, would be available on attractive terms, if at all. However, we do not expect a liquidity shortfall in 2009.

The other primary component of our long-term liquidity needs, other than those related to ordinary course obligations and commitments such as operating leases, has historically been our obligations related to our deferred compensation plans, or DCPs. On November 5, 2008, based on prevailing market conditions, our board of directors authorized our Chief Executive Officer to modify or to terminate our U.S. deferred compensation plans, subject to applicable regulatory requirements. We notified participants that we would modify the plans pursuant to the transition rules under Internal Revenue Code Section 409A to allow participants to make new elections prior to December 31, 2008 to receive distributions of plan assets at dates they specify in 2009. These actions will accelerate future distributions from the plans of cash and shares of our Class A common stock to the participants of such plans but will not have any material effect on our statement of operations. The DCPs are substantially fully-funded and the shares to be distributed are included in our earnings per share calculations. Upon distribution to the participants, we expect to receive a tax benefit of approximately $100 million in 2009. Upon completion of the distribution process, we expect the plans to be terminated.

We expect that any future obligations under our deferred compensation plans that are not currently funded will be funded out of our future cash flow from operations.

In January 2007, we sold Trammell Crow Company’s approximately 19% ownership interest in Savills plc at a net loss, which was largely driven by stock price depreciation at the date of sale as compared to December 31, 2006 when the investment was marked to market. The pre-tax proceeds from the sale, net of selling costs, totaled approximately $311.0 million and were used to reduce net indebtedness.

On November 7, 2007, we announced a share repurchase program of up to $500.0 million of our outstanding common stock, which was authorized by our board of directors. Subsequently, on November 28, 2007, we announced an expansion of our share repurchase program, in which our board of directors authorized the share repurchase of up to $635.0 million of our outstanding shares of common stock, which included the $500.0 million previously authorized. This share repurchase program was funded out of our cash flow from operations as well as our revolving credit facility and was completed in December 2007.

On November 18, 2008, we completed a secondary public offering of 57.5 million shares of our common stock, which raised $207.8 million of net proceeds used for general corporate purposes.

Historical Cash Flows

Operating Activities

Net cash used in operating activities totaled $130.4 million for the year ended December 31, 2008 as compared to net cash provided by operating activities of $648.2 million for the year ended December 31, 2007. The sharp increase in cash used in operating activities during the year ended December 31, 2008 versus the prior year was primarily due to lower results and bonus accruals in the current year as well as higher bonus payments associated with 2007 made in the current year. In addition, the prior year included approximately $311.0 million in proceeds received upon the sale of the approximately 19% ownership in Savills plc, a real estate services company based in the United Kingdom held by Trammell Crow Company. These items were partially offset by a decrease in receivables driven by the lower results in 2008.

Net cash provided by operating activities totaled $648.2 million for the year ended December 31, 2007, an increase of $218.2 million as compared to the year ended December 31, 2006. The Trammell Crow Company Acquisition has impacted substantially all components of cash used in our operating activities, which makes comparison against the same period in 2006 not meaningful. However, the sharp increase in cash provided by operating activities during the year ended December 31, 2007 was primarily driven by approximately $311.0 million in proceeds received from the sale of approximately 19% ownership in Savills plc. Furthermore, higher results and distributions of earnings from unconsolidated subsidiaries, partially offset by higher income taxes paid also contributed to the increase.

Investing Activities

Net cash used in investing activities totaled $419.0 million for the year ended December 31, 2008, an increase of $134.6 million as compared to the year ended December 31, 2007. The increase was primarily driven by the use of cash for in-fill acquisitions and a larger decrease in restricted cash in the prior year.

Net cash used in investing activities totaled $284.4 million for the year ended December 31, 2007, a decrease of $1.8 billion as compared to the year ended December 31, 2006. The decrease was primarily due to the use of less cash for acquisitions in 2007, partially offset by the usage of cash to purchase real estate held for investment and higher capital expenditures.

Financing Activities

Net cash provided by financing activities totaled $374.0 million for the year ended December 31, 2008 as compared to net cash used in financing activities of $277.3 million for the year ended December 31, 2007. The sharp increase in cash provided by financing activities during the year ended December 31, 2008 versus the prior year was largely due to $207.8 million of proceeds from the secondary public offering of our common stock in the current year as well as activity under our Credit Agreement, including $300.0 million of proceeds received from an additional term loan in connection with the exercise of the accordion provision of our Credit Agreement in the current year and higher repayments of the senior secured term loans in the prior year, partially offset by higher net repayments under our revolving credit facility in the current year. In addition, the repurchase of $635.0 million of common stock in the prior year also contributed to the increase. Partially offsetting these increases were lower activities within our Development Services segment including lower non-controlling interest contributions, lower net short-term borrowings related to a revolving line of credit and lower net proceeds from notes payable on real estate.

Net cash used in financing activities totaled $277.3 million for the year ended December 31, 2007 as compared to net cash provided by financing activities of $1.4 billion for the year ended December 31, 2006. The proceeds of $2.1 billion from our senior secured term loans received in 2006 to fund the Trammell Crow Company Acquisition, as well as our repurchase of $635.0 million of common stock in 2007 mainly contributed to this variance. These items were partially offset by the repayment of debt in 2006, increased net borrowings under our revolving credit facility in 2007 as well as current year activities within our Development Services segment, including an increase in non-controlling interest contributions, higher net proceeds received from notes payable on real estate and short-term borrowings related to a revolving line of credit.

Summary of Contractual Obligations and Other Commitments

The following is a summary of our various contractual obligations and other commitments as of December 31, 2008:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
	(Dollars in thousands)
Total debt (1)	$2,323,486	$456,727	$661,928	$1,204,827	$4
Operating leases (2)	1,034,008	240,997	308,055	196,935	288,021
Deferred compensation plan liability (3)	244,924	239,464	5,460	—	—
Pension liability (3) (4)	19,802	19,802	—	—	—
Notes payable on real estate (recourse) (5)	4,070	—	4,070	—	—
Notes payable on real estate (non recourse) (5)	613,593	264,751	256,457	22,528	69,857
Deferred purchase consideration (6)	4,219	4,219	—	—	—

Total Contractual Obligations	$4,244,102	$1,225,960	$1,235,970	$1,424,290	$357,882

	Amount of Other Commitments Expiration
Other Commitments	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
	(Dollars in thousands)
Letters of credit (2)	$25,458	$25,458	$—	$—	$—
Guarantees (2) (7)	30,975	30,975	—	—	—
Co-investments (2) (8)	98,406	87,229	11,177	—	—
Non-current tax liabilities (9)	—	—	—	—	—
Other (10)	16,203	16,203	—	—	—

Total Other Commitments	$171,042	$159,865	$11,177	$—	$—

(1)	See Note 14 of our Notes to the Consolidated Financial Statements. Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, we estimate that we will make the following interest payments (in thousands): 2009 - $49,881; 2010 to 2011 - $79,224 and 2012 to 2013 - $55,545. The interest payments on the variable rate debt have been calculated at the interest rate in effect at December 31, 2008.

(2)	See Note 15 of our Notes to the Consolidated Financial Statements.

(3)	See Note 16 of our Notes to the Consolidated Financial Statements.

(4)	Because these obligations are related, either wholly or partially, to the future retirement of our employees and such retirement dates are not predictable, an undeterminable portion of this amount will be paid in years one through five.

(5)	See Note 13 of our Notes to the Consolidated Financial Statements. Figures do not include scheduled interest payments. The notes (primarily construction loans) have either fixed or variable interest rates, ranging from 2.32% to 8.00% at December 31, 2008. In general, interest is drawn on the underlying loan and subsequently paid with proceeds received upon the sale of the real estate project.

(6)	Represents portion of the total purchase price for the acquisition of Trammell Crow Company that has not been paid. As of December 31, 2008, $4.2 million is included in restricted cash in the accompanying consolidated balance sheets with a corresponding current liability included in deferred purchase consideration. Amount relates to outstanding shares of Trammell Crow Company common stock that have not yet been tendered. Payment in full will be made as share certificates are tendered.

(7)	Due to the nature of guarantees, payments could be due at any time upon the occurrence of certain triggering events including default. Accordingly, all guarantees are reflected as expiring in less than one year.

(8)	Includes $61.9 million related to our Global Investment Management segment ($50.7 million is expected to be funded in 2009 and $11.2 million is expected to be funded from 2010 to 2011) and $36.5 million related to our Development Services segment (callable at any time).

(9)	As of December 31, 2008, our FIN 48 liability, including interest and penalties, was $78.7 million. We are unable to reasonably estimate the timing of the effective settlement of tax positions.

(10)	Represents outstanding reserves for claims under certain insurance programs, which are included in other current and other long-term liabilities in the accompanying consolidated balance sheets at December 31, 2008. Due to the nature of this item, payments could be due at any time upon the occurrence of certain events. Accordingly, entire balance has been reflected as expiring in less than one year.

Indebtedness

Our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness and other obligations. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our leverage, including our ability to service our debt, would increase.

Most of our long-term indebtedness was incurred in connection with the Trammell Crow Company Acquisition in December 2006. The CB Richard Ellis Services acquisition, which was a going private transaction involving members of our senior management, affiliates of Blum Capital Partners and Freeman Spogli & Co. and some of our other existing stockholders, was undertaken so that we could take advantage of growth opportunities and focus on improvements in the CB Richard Ellis Services businesses. The Insignia Acquisition increased the scale of our real estate advisory services and outsourcing services businesses as well as significantly increased our presence in the New York, London and Paris metropolitan areas. The Trammell Crow Company Acquisition has expanded our global leadership and strengthened our ability to provide integrated account management and comprehensive real estate services for our clients.

Since 2001, we have maintained a credit agreement with Credit Suisse, or CS, and other lenders to fund strategic acquisitions and to provide for our working capital needs. On June 26, 2006, we entered into a $600.0 million multi-currency senior secured revolving credit facility with a syndicate of banks led by CS, as administrative and collateral agent, which fully replaced our prior credit agreement. In connection with the replacement of our prior credit facility, we wrote off $8.2 million of unamortized deferred financing fees during the year ended December 31, 2006. On December 20, 2006, we entered into an amendment and restatement to our credit agreement (the Credit Agreement) to, among other things, allow the consummation of the Trammell Crow Company Acquisition and the incurrence of senior secured term loan facilities for an aggregate principal amount of up to $2.2 billion. On March 27, 2008, we exercised the accordion provision of the Credit Agreement, which added an additional $300.0 million term loan.

Our Credit Agreement includes the following: (1) a $600.0 million revolving credit facility, including revolving credit loans, letters of credit and a swingline loan facility, all maturing on June 24, 2011, (2) a $1.1 billion tranche A term loan facility, requiring quarterly principal payments beginning March 31, 2009 (previously set to commence on March 31, 2008, but adjusted as a result of our prepayment of all of the 2008 required payments in 2007) through September 30, 2011, with the balance payable on December 20, 2011, (3) a $1.1 billion tranche B term loan facility, requiring quarterly principal payments of $2.75 million, which began March 31, 2007 and continue through September 30, 2013, with the balance payable on December 20, 2013 and (4) a $300.0 million tranche A-1 term loan facility, requiring quarterly principal payments of $0.75 million, which began June 30, 2008 and continue through September 30, 2013, with the balance payable on December 20, 2013. The revolving credit facility allows for borrowings outside of the United States, with sub-facilities of $5.0 million available to one of our Canadian subsidiaries, $35.0 million in aggregate available to one of our Australian and one of our New Zealand subsidiaries and $50.0 million available to one of our U.K. subsidiaries. Additionally, outstanding borrowings under these sub-facilities may be up to 5.0% higher as allowed under the currency fluctuation provision in the Credit Agreement.

Borrowings under the revolving credit facility bear interest at varying rates, based at our option, on either the applicable fixed rate plus 1.2375% or the daily rate plus 0.2375% for the first year; thereafter, at the applicable fixed rate plus 0.575% to 1.1125% or the daily rate plus 0% to 0.1125%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA (as defined in the Credit Agreement). As of December 31, 2008 and 2007, we had $25.8 million and $227.1 million, respectively, of revolving credit facility principal outstanding with related weighted average interest rates of 5.7% and 7.4%, respectively, which are included in short-term borrowings in the accompanying consolidated balance sheets. As of December 31, 2008, letters of credit totaling $19.1 million were outstanding under the revolving credit facility. These letters of credit primarily relate to our outstanding indebtedness as well as letters of credit issued in connection with development activities in our Development Services segment and reduce the amount we may borrow under the revolving credit facility.

Borrowings under the tranche A term loan facility bear interest, based at our option, on either the applicable fixed rate plus 1.50% or the daily rate plus 0.50% for the first year, thereafter, at the applicable fixed rate plus 0.75% to 1.375% or the daily rate plus 0% to 0.375%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA (as defined in the Credit Agreement). Borrowings under the tranche B term loan facility bear interest, based at our option, on either the applicable fixed rate plus 1.50% or the daily rate plus 0.50%. Borrowings under the tranche A-1 term loan facility bear interest based at our option, on either the applicable fixed rate plus 3.50% or the daily rate plus 2.50%. The tranche A-1 term loan facility includes a targeted outstanding amount (as defined in the Credit Agreement) provision that will increase the interest rate by 2% if the outstanding balance exceeds the targeted outstanding amount at the end of each quarter. As of December 31, 2008 and 2007, the tranche A term loan facility bore interest at a rate of 2.0% and 5.7%, respectively, while the tranche B term loan facility bore interest at a rate of 2.1% and 6.4%, respectively. As of December 31, 2008, the tranche A-1 term loan facility bore interest at a rate of 4.1%. As of December 31, 2008 and 2007, we had $827.0 million of tranche A term loan facility principal outstanding and $949.0 million and $960.0 million of tranche B term loan facility principal outstanding, respectively, which are included in the accompanying consolidated balance sheets. As of December 31, 2008, we had $297.8 million of tranche A-1 term loan facility principal outstanding, which is also included in the accompanying consolidated balance sheets.

On February 26, 2007, we entered into two interest rate swap agreements with a total notional amount of $1.4 billion and a maturity date of December 31, 2009. The purpose of these interest rate swap agreements is to hedge potential changes to our cash flows due to the variable interest nature of our senior secured term loan facilities. On March 20, 2007, these interest rate swaps were designated as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. We incurred a loss on these interest rate swaps from the date we entered into the swaps up to the designation date of approximately $3.9 million, which is included in other loss in the accompanying consolidated statement of operations. There was no hedge ineffectiveness for the year ended December 31, 2008 or for the period from March 20, 2007 through December 31, 2007. On March 20, 2008, the total notional amount of the interest rate swap agreements was reduced to

$950.0 million. On March 20, 2009, the total notional amount of the interest rate swap agreements will be reduced further to $410.0 million. As of December 31, 2008 and 2007, the fair value of the interest rate swap agreements was reflected as an $18.3 million liability and a $17.1 million liability, respectively, and was included in other current liabilities in the accompanying consolidated balance sheets.

The Credit Agreement is jointly and severally guaranteed by us and substantially all of our domestic subsidiaries. Borrowings under our Credit Agreement are secured by a pledge of substantially all of the capital stock of our U.S. subsidiaries and 65% of the capital stock of certain non-U.S. subsidiaries. Additionally, the Credit Agreement requires us to pay a fee based on the total amount of the revolving credit facility commitment.

Our Credit Agreement contains numerous restrictive covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. Our Credit Agreement contains financial covenants that currently require us to maintain a minimum coverage ratio of interest of 2.25x and a maximum leverage ratio of EBITDA (as defined in our Credit Agreement) to total debt less available cash of 3.75x. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure that we will be able to meet those ratios when required. If our EBITDA continues to decline in future periods as it has in recent periods, we may be unable to comply with the financial covenants under our Credit Agreement. We actively managed our cost structure during 2008 and are continuing to further reduce costs in 2009. As a result, our 2009 projections show that we will be in compliance with the minimum coverage ratio and the maximum leverage ratio. If 2009 revenues are less than we projected, we will take further actions within our control and believe that such actions would allow us to remain in compliance with our financial covenants. However, to provide ourselves with maximum flexibility, it is likely that we will approach our lenders to seek an amendment to our Credit Agreement.

From time to time, Moody’s Investor Service and Standard & Poor’s Ratings Service rate our senior debt. During the first quarter of 2008, in connection with our syndication of the additional $300.0 million term loan under our Credit Agreement, both Moody’s and Standard & Poor’s affirmed our senior debt ratings with a stable outlook. On November 26, 2008, Standard & Poor’s revised our ratings outlook from stable to negative, with our rating remaining at BB+. On February 12, 2009, Moody’s downgraded our senior debt ratings from Ba1 to Ba2 with a negative outlook. Neither the Moody’s nor the Standard & Poor’s ratings impact our ability to borrow under our Credit Agreement. However, these ratings may impact our ability to borrow under new agreements in the future and the interest rates of any such current or future borrowings.

On March 2, 2007, we entered into a $50.0 million credit note with Wells Fargo Bank for the purpose of purchasing eligible investments, which include cash equivalents, agency securities, A1/P1 commercial paper and eligible money market funds. The proceeds of this note are not made generally available to us, but instead deposited in an investment account maintained by Wells Fargo Bank and used and applied solely to purchase eligible investment securities. Borrowings under the revolving credit note bear interest at 0.25% with a maturity date of September 1, 2009. As of December 31, 2008 and 2007, there were no amounts outstanding under this revolving credit note.

On August 1, 2007, we entered into a $4.0 million revolving note with LaSalle Bank, which was subsequently acquired by Bank of America, or BofA, for the purpose of purchasing LaSalle Bank commercial paper or A1/P1 prime commercial paper (as defined in the revolving note). The proceeds of this note were not made generally available to us, but instead were deposited in an investment account maintained by LaSalle Bank and used and applied solely to purchase commercial paper. Borrowings under the revolving note bore interest at 0.25% and matured on August 1, 2008. The revolving note was not renewed. As of December 31, 2007, there were no amounts outstanding under this revolving note.

On March 4, 2008, we entered into a $35.0 million credit and security agreement with BofA for the purpose of purchasing eligible financial instruments, which include A1/P1 commercial paper, U.S. Treasury securities, GSE discount notes (as defined in the credit and security agreement) and money market funds. The proceeds of this note are not made generally available to us, but instead deposited in an investment account maintained by BofA and used and applied solely to purchase eligible financial instruments. Borrowings under the revolving note bear interest at 1.0% with an original maturity date of February 28, 2009. In February 2009, we obtained a 30-day extension on the original credit and security agreement with a reduced amount available to us of $5.0 million. As of December 31, 2008, there were no amounts outstanding under this revolving note.

On August 19, 2008, we entered into a $15.0 million uncommitted facility with First Tennessee Bank for the purpose of purchasing investments, which include cash equivalents, agency securities, A1/P1 commercial paper and eligible money market funds. The proceeds of this facility are not made generally available to us, but instead are held in a collateral account maintained by First Tennessee Bank. Borrowings under this facility bear interest at 0.25% with a maturity date of August 3, 2009. As of December 31, 2008, there were no amounts outstanding under this facility.

Our wholly-owned subsidiary, operating under the name CBRE Capital Markets (formerly known as CBRE Melody), has had the following warehouse lines of credit: credit agreements with JP Morgan Chase Bank, N.A., or JP Morgan, BofA and Washington Mutual Bank, FA, or WaMu, for the purpose of funding mortgage loans that will be resold, and a funding arrangement with Red Mortgage Capital Inc., or Red Capital, for the purpose of funding originations of multi-family property mortgage loans.

On November 15, 2005, CBRE Capital Markets entered into a secured credit agreement with JP Morgan to establish a warehouse line of credit. This agreement has been amended several times and as of December 31, 2008, provided for a $210.0 million senior revolving line of credit, with borrowings up to $150.0 million bearing interest at the daily Chase-London LIBOR plus 1.00% and borrowings in excess of $150.0 million bearing interest at the daily Chase-London LIBOR plus 1.10%, with a maturity date of May 30, 2009. Effective January 30, 2009, CBRE Capital Markets executed an amendment which increased this senior secured revolving line of credit to $285.0 million until April 30, 2009, at which time it will revert back to $210.0 million. This amendment also increased the interest rate on all outstanding borrowings to the daily Chase-London LIBOR plus 2.00% and extended the maturity date to January 29, 2010.

Effective July 1, 2006, CBRE Capital Markets entered into a $200.0 million multi-family mortgage loan repurchase agreement, or Repo Agreement, with WaMu. The Repo Agreement was to continue indefinitely unless or until thirty days written notice was delivered, prior to the termination date, by either CBRE Capital Markets or WaMu. The Repo Agreement was terminated by WaMu effective January 28, 2008.

In February 2008, CBRE Capital Markets established a funding arrangement with Red Capital for the purpose of funding originations of Freddie Mac and Fannie Mae multi-family property mortgage loans. Each funding is separately approved on a transaction-by-transaction basis where Red Capital commits to purchase a 100% participation interest in qualifying mortgage loans that are subject to a rate-lock commitment from Freddie Mac or Fannie Mae. Under this arrangement, a participation is funded when a mortgage loan is originated, on a servicing retained basis, subject to CBRE Capital Market’s obligation to repurchase the participation interest upon ultimate sale of the mortgage loan to Freddie Mac or Fannie Mae. Effective September 19, 2008, the rate on borrowings was the National City Bank one-month internal funds transfer rate plus 1.75%. On March 1, 2009, the new rate on borrowings will increase to LIBOR plus 2.50%.

On April 16, 2008, CBRE Capital Markets entered into a secured credit agreement with BofA to establish a warehouse line of credit. The agreement provides for a $125.0 million senior secured revolving line of credit, bears interest at the daily one-month LIBOR rate plus 1.00% and expires on April 15, 2009.

During the years ended December 31, 2008 and 2007, respectively, we had a maximum of $390.2 million and $450.9 million of warehouse lines of credit principal outstanding. As of December 31, 2008 and 2007, we had $210.5 million and $255.8 million of warehouse lines of credit principal outstanding, respectively, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, we had $210.5 million and $255.8 million of mortgage loans held for sale (warehouse receivables), which represented mortgage loans funded through the lines of credit that, while committed to be purchased, had not yet been purchased as of December 31, 2008 and 2007, respectively, and which are also included in the accompanying consolidated balance sheets.

On July 31, 2006, CBRE Capital Markets entered into a revolving credit note with JP Morgan for the purpose of purchasing qualified investment securities, which include but are not limited to U.S. Treasury and Agency securities. This agreement has been amended several times and as of December 31, 2008, provides for a $100.0 million revolving credit note, bears interest at 0.50% and has a maturity date of May 30, 2009. As of December 31, 2008 and 2007, there were no amounts outstanding under this revolving credit note. Effective January 30, 2009, CBRE Capital Markets executed an amendment extending the maturity date to January 29, 2010.

On April 30, 2007, Trammell Crow Company Acquisitions II, L.P. (Acquisitions II), a legal entity within our Development Services segment that we consolidate, entered into a $100.0 million revolving credit agreement with WestLB AG, as administrative agent for a lender group. Borrowings under this credit agreement are used to fund acquisitions of real estate prior to receipt of capital contributions from Acquisitions II investors and permanent project financing, and are limited to a portion of unfunded capital commitments of certain Acquisitions II investors. As of December 31, 2008, borrowing capacity under this agreement, net of outstanding amounts drawn, was $30.6 million. Borrowings under this agreement bear interest at the daily British Bankers Association LIBOR rate plus 0.65% and this agreement expires on April 30, 2010. Subject to certain conditions, Acquisitions II can extend the maturity date of the credit facility for an additional term of not longer than 12 months and may increase the maximum commitment to an amount not exceeding $150.0 million. Borrowings under the line are non-recourse to us and are secured by the capital commitments of the investors in Acquisitions II. As of December 31, 2008 and 2007, there was $8.0 million and $42.6 million, respectively, outstanding under this revolving credit note included in short-term borrowings in the accompanying consolidated balance sheets.

In connection with our acquisition of Westmark Realty Advisors in 1995 (now known as CB Richard Ellis Investors), we issued approximately $20.0 million in aggregate principal amount of senior notes. The Westmark senior notes are redeemable at the discretion of the note holder and have a final maturity date of June 30, 2010. The interest rate on the Westmark senior notes is currently equal to the interest rate in effect for amounts outstanding under our Credit Agreement plus 12 basis points. The amount of the Westmark senior notes included in short-term borrowings in the accompanying consolidated balance sheets was $1.1 million and $11.2 million as of December 31, 2008 and 2007, respectively. The remaining $1.1 million balance was redeemed by the note holder on January 16, 2009.

Insignia, which we acquired in July 2003, issued loan notes as partial consideration for previous acquisitions of businesses in the United Kingdom. The acquisition loan notes are payable to the sellers of the previously acquired U.K. businesses and are secured by restricted cash deposits in approximately the same amount. The acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. As of December 31, 2008 and 2007, $0.7 million and $1.9 million, respectively, of the acquisition loan notes were outstanding and are included in short-term borrowings in the accompanying consolidated balance sheets.

In July 2008, in connection with the purchase of the remaining 50% ownership interest we did not already own in our affiliate CB Richard Ellis Tucson, LLC, we issued a loan note that is payable to the seller. One-half of the loan note is due on June 30, 2009, with the remainder due on June 30, 2010. The amount of the CB Richard Ellis Tucson, LLC loan note included in the accompanying consolidated balance sheets at December 31, 2008 was $1.6 million.

A significant number of our subsidiaries in Europe have had a Euro cash pool loan since 2001, which is used to fund their short-term liquidity needs. The Euro cash pool loan is an overdraft line for our European operations issued by HSBC Bank. The Euro cash pool loan has no stated maturity date and bears interest at varying rates based on a base rate as defined by HSBC Bank plus 2.5%. As of December 31, 2008 and 2007, there were no amounts outstanding under this facility.

Deferred Compensation Plan Obligations

Our DCPs historically have permitted our highly compensated employees, including members of management, to elect, prior to the beginning of each calendar year, to defer receipt of some or all of their compensation for the next year until a future distribution date and have it credited to one or more of several funds in the respective DCPs. Because a substantial majority of the deferrals under our DCPs had distribution dates based upon the end of a relevant participant’s employment with us, we had an ongoing obligation to make distributions to these participants as they leave our employment. In addition, participants could receive unscheduled in-service withdrawals of amounts deferred prior to January 1, 2005, subject to a 7.5% penalty.

On November 5, 2008, based on prevailing market conditions, our board of directors authorized our Chief Executive Officer to modify or to terminate our U.S. DCPs, subject to applicable regulatory requirements. We notified participants that we would modify the DCPs pursuant to the transition rules under Internal Revenue Code Section 409A to allow participants to make new elections prior to December 31, 2008 to receive distributions of plan assets at dates they specify in 2009. These actions will accelerate future distributions from the DCPs of cash and shares of our Class A common stock to the participants of such DCPs but will not have any material effect on our statement of operations. The DCPs are substantially fully-funded and the shares to be distributed are included in our earnings per share calculations. Upon distribution to the participants, we expect to receive a cash tax benefit of approximately $100 million in 2009. Upon completion of the distribution process, we expect the DCPs will be terminated.

Included in our accompanying consolidated balance sheets is an accumulated non-stock liability for our DCPs totaling $244.9 million and $290.6 million at December 31, 2008 and 2007, respectively, and assets (primarily in the form of insurance) set aside to cover the liability of $229.8 million and $267.7 million as of December 31, 2008 and 2007, respectively.

Pension Liability

Our subsidiaries based in the United Kingdom maintain two contributory defined benefit pension plans to provide retirement benefits to existing and former employees participating in the plans. With respect to these plans, our historical policy has been to contribute annually an amount to fund pension cost as actuarially determined and as required by applicable laws and regulations. Our contributions to these plans are invested and, if these investments do not perform in the future as well as we expect, we will be required to provide additional funding to cover the shortfall. During the year ended December 31, 2007, we reached agreements with the active members of these plans to freeze future pension plan benefits. In return, the active members became eligible to enroll in the CBRE Group Personal Pension Plan, a defined contribution plan in the United Kingdom.

In connection with this change, we recorded a curtailment gain of $10.0 million during the year ended December 31, 2007 and certain plan assets and liabilities were remeasured. The underfunded status of our pension plans included in pension liability in the accompanying consolidated balance sheets was $19.8 million and $34.2 million at December 31, 2008 and 2007, respectively.

We expect to contribute a total of $3.3 million to fund our pension plans for the year ending December 31, 2009.

Other Obligations and Commitments

We had outstanding letters of credit totaling $25.5 million as of December 31, 2008, excluding letters of credit for which we have outstanding liabilities already accrued on our consolidated balance sheet related to our subsidiaries’ outstanding reserves for claims under certain insurance programs and indebtedness. These letters of credit are primarily executed by us in the normal course of business of our Development Services segment as well as in connection with certain insurance programs. The letters of credit expire at varying dates through December 2009.

We had guarantees totaling $31.0 million as of December 31, 2008, excluding guarantees related to consolidated indebtedness and pension liabilities for which we have outstanding liabilities already accrued on our consolidated balance sheet as well as operating leases. These guarantees primarily consisted of guarantees related to our defined benefit pension plans in the United Kingdom (in excess of our outstanding pension liability of $19.8 million as of December 31, 2008). The remaining guarantees primarily included debt repayment guarantees of unconsolidated subsidiaries as well as various guarantees of management contracts in our operations overseas. The guarantee obligations related to debt repayment guarantees of unconsolidated subsidiaries expire at varying dates through December 2009. The other guarantees will expire at the end of each of the respective agreements.

We have several other debt repayment guarantees of unconsolidated subsidiaries that are subject to the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others – an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34.” We estimate that our likely exposure under these guarantees is not material. On this basis, we estimate that the fair value of these guarantees is equivalent to the amount necessary to secure the guarantees using letters of credit from a bank, and the aggregate amount is nominal.

In addition, as of December 31, 2008, we had numerous completion and budget guarantees relating to development projects. These guarantees are made by us in the normal course of our Development Services business. Each of these guarantees requires us to complete construction of the relevant project within a specified timeframe and/or within a specified budget, with us potentially being liable for costs to complete in excess of such timeframe or budget. However, we generally have “guaranteed maximum price” contracts with reputable general contractors with respect to projects for which we provide these guarantees. These contracts are intended to pass the risk to such contractors. While there can be no assurance, we do not expect to incur any material losses under these guarantees.

From time to time, we act as a general contractor with respect to construction projects. We do not consider these activities to be a material part of our business. In connection with these activities, we seek to subcontract construction work for certain projects to reputable subcontractors. Should construction defects arise relating to the underlying projects, we could potentially be liable to the client for the costs to repair such defects; we would generally look to the subcontractor that performed the work to remedy the defect and also look to insurance policies that cover this work. While there can be no assurance, we do not expect to incur material losses with respect to construction defects.

In January 2008, CBRE Capital Markets entered into an agreement with Fannie Mae, under Fannie Mae’s Delegated Underwriting and Servicing (DUS) Lender Program, to provide financing for apartments with five or more units. Under the DUS Program, CBRE Capital Markets originates, underwrites, closes and services loans without prior approval by Fannie Mae, and in selected cases, is subject to sharing up to one-third of any losses on loans issued under the DUS program. CBRE Capital Markets has funded loans subject to such loss sharing arrangements with unpaid principal balances of $309.8 million. Additionally, CBRE Capital Markets has funded loans under the DUS program that are not subject to loss sharing arrangements with unpaid principal balances of approximately $205.0 million. CBRE Capital Markets, under its agreement with Fannie Mae, must post cash reserves under formulas established by Fannie Mae to provide for sufficient capital in the event losses occur. As of December 31, 2008, CBRE Capital Markets had $0.6 million of cash reserved under this arrangement.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of December 31, 2008, we had committed $61.9 million to fund future co-investments, of which $50.7 million is expected to be funded during 2009. In addition to required future capital contributions, some of the co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets and the failure to provide these contributions could have adverse consequences to our interests in these investments.

Additionally, an important part of our development services business strategy is to invest in unconsolidated real estate subsidiaries as a principal (in most cases co-investing with our clients). As of December 31, 2008, we had committed to fund $36.5 million of additional capital to these unconsolidated subsidiaries, which may be called at any time.

Seasonality

A significant portion of our revenue is seasonal, which can affect an investor’s ability to compare our financial condition and results of operations on a quarter-by-quarter basis. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the calendar year-end. This has historically resulted in lower profits or a loss in the first and second quarters, with profits growing or losses decreasing in each subsequent quarter.

Inflation

Our commissions and other variable costs related to revenue are primarily affected by real estate market supply and demand, which may be affected by general economic conditions including inflation. However, to date, we do not believe that general inflation has had a material impact upon our operations.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132®.” SFAS No. 158 requires an employer to recognize the funded status of each pension and other post-retirement benefit plan as an asset or liability on their balance sheet with all unrecognized amounts to be recorded in other comprehensive income. As required, we adopted this provision of SFAS No. 158 and initially applied it to the funded status of our defined benefit pension plans as of December 31, 2006. SFAS No. 158 also ultimately requires an employer to measure the funded status of a plan as of the date of the employer’s fiscal year-end statement of financial position. As required, we adopted this provision of SFAS No. 158 and our measurement date was changed from September 30 to December 31 for both of our defined benefit pension plans. We used the “alternative” method of adoption for both of our plans. As a result, we recorded an increase in retained earnings of $0.2 million and a decrease in accumulated other comprehensive loss of $0.1 million, net of tax, representing the periodic pension benefit for the period from October 1, 2007 through fiscal year-end 2007.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141R amends SFAS No. 141 and provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combination. This statement also requires that transaction costs in a business combination be expensed as incurred. Changes in acquired tax contingencies, including those existing at the date of adoption, will be recognized in earnings if outside the maximum allocation period (generally one year). SFAS No. 141R will apply prospectively to business combinations for which the acquisition date is after fiscal years beginning on or after December 15, 2008. We do not expect the adoption of SFAS No. 141R to have a material impact on our consolidated financial position and results of operations as we currently have no acquisitions planned for 2009.

In February 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-2, “Effective Date of SFAS No. 157.” FSP SFAS No. 157-2 delays the effective date of SFAS No. 157, “Fair Value Measurements” for all non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted the provisions of SFAS No. 157 for financial assets and liabilities as of January 1, 2008 and there was no significant impact to our consolidated financial position and results of operations. We do not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial position and results of operations when it is applied to non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133.” SFAS No. 161 requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of the disclosure requirements of SFAS No. 161 to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets.” FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, and other GAAP. FSP SFAS No. 142-3 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, with early adoption prohibited. We do not expect the adoption of FSP SFAS No. 142-3 to have a material impact on our consolidated financial position and results of operations.

In September 2008, the FASB issued EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement.” EITF Issue No. 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement (such as a guarantee) should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF Issue No. 08-5 is effective for the first reporting period beginning after December 15, 2008, with early adoption permitted. We do not expect the adoption of EITF Issue No. 08-5 to have a material impact on our consolidated financial position and results of operations.

In September 2008, the FASB issued FSP SFAS No. 133-1 and FASB Interpretation No. (FIN) 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This FSP requires more extensive disclosures regarding potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of sellers of credit derivatives. It also amends FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others,” to require additional disclosure about the current status of the payment or performance risk of a guarantee. This FSP also clarifies the effective date of SFAS No. 161, by stating that the disclosures required should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. We do not expect the adoption of FSP SFAS No. 133-1 and FIN 45-4 to have a material impact on the disclosure requirements of our consolidated financial statements.

In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active. It demonstrates how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP SFAS No. 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP SFAS No. 157-3 did not have a material impact on our consolidated financial position or results of operations.

In November 2008, the FASB ratified EITF 08-6, “Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies that the initial carrying value of an equity method investment should be determined in accordance with SFAS No. 141R. Other-than-temporary impairment of an equity method investment should be recognized in accordance with FSP Accounting Principles Board (APB) Opinion 18-1, “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence.” EITF 08-6 is effective on a prospective basis in fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We do not expect the adoption of EITF 08-6 to have a material impact on our consolidated financial position and results of operations.

In December 2008, the FASB issued FSP SFAS No. 140-4 and FIN 46R-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This FSP requires public companies to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities. The disclosures required by FSP SFAS No. 140-4 and FIN 46R-8 are effective for interim and annual reporting periods ending after December 15, 2008. The adoption of FSP SFAS No. 140-4 and FIN 46R-8 did not have a material impact on the disclosure requirements of our consolidated financial statements.

In December 2008, the FASB issued FSP SFAS No. 132R-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” FSP SFAS No. 132R-1 requires employers to provide additional disclosures about plan assets of a defined benefit pension or other post-retirement plan. These disclosures should principally include information detailing investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets and an understanding of significant concentrations of risk within plan assets. The disclosures required by this FSP shall be provided for fiscal years ending after December 15, 2009, with earlier application permitted. We are currently evaluating the disclosure impact of adoption of FSP SFAS No. 132R-1 on our consolidated financial statements.